UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
 __________________________________
 SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Post Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
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December 8, 2016

Dear fellow shareholders:
You are cordially invited to attend our annual meeting of shareholders on Thursday, January 26, 2017. We will hold the meeting at 9:00 a.m., Central Time, at The Ritz-Carlton, St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105.
In connection with the annual meeting, we have prepared a notice of the meeting, a proxy statement, a proxy card and our annual report for the fiscal year ended September 30, 2016, which contain detailed information about us and our operating and financial performance. On or about December 8, 2016, we began mailing to our shareholders these materials or a Notice of Availability of Proxy Materials containing instructions on how to access these materials online.
Whether or not you plan to attend the meeting, we encourage you to vote your shares. You may vote by telephone or on the Internet, or if you received or requested to receive printed proxy materials, complete, sign and return the enclosed proxy card in the postage-paid envelope enclosed with the proxy materials. The prompt execution of your proxy will be greatly appreciated.

Sincerely,

Robert V. Vitale
President and Chief Executive Officer

Post Holdings, Inc.
2503 S. Hanley Road
St. Louis, Missouri 63144
December 8, 2016
Notice of Annual Meeting of Shareholders
Dear shareholders:
The 2017 annual meeting of shareholders of Post Holdings, Inc. will be held at 9:00 a.m., Central Time, on Thursday, January 26, 2017, at The Ritz-Carlton, St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105. At the annual meeting, shareholders will consider the following matters:

1.	the election of three nominees for director;

2.	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017;

3.	an advisory vote on executive compensation;

4.	a shareholder proposal concerning a report disclosing risks of caged chickens;

5.	a shareholder proposal concerning an independent board chairman; and

6.	any other business properly introduced at the annual meeting.
The close of business on November 29, 2016 has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement thereof. This notice of the meeting and the proxy statement and proxy card are first being sent or made available to shareholders on or about December 8, 2016.
We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish these proxy materials and our Annual Report to Shareholders on the Internet. This means that most shareholders will not receive paper copies of our proxy materials and Annual Report. We will instead send shareholders a Notice Regarding the Availability of Proxy Materials (the “Notice”) with instructions for accessing the proxy materials and Annual Report on the Internet. We believe that posting these materials on the Internet enables us to provide shareholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our 2017 annual meeting.
Your vote is important. Please note that if you hold your shares through a broker, your broker cannot vote your shares on any matter except ratification of the appointment of our independent registered public accounting firm in the absence of your specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.
By order of the Board of Directors,
Diedre J. Gray
Senior Vice President, General Counsel
and Chief Administrative Officer, Secretary

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JANUARY 26, 2017
This notice, the proxy statement attached to this notice, and our annual report to shareholders for the fiscal year ended September 30, 2016 are available at www.envisionreports.com/POST and on our website at www.postholdings.com.

PROXY STATEMENT

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. This summary is not a complete description, and you should read the entire proxy statement carefully before voting.

ANNUAL MEETING

Time and Date:	9:00 a.m. Central Time on Thursday, January 26, 2017

Place:	The Ritz-Carlton, St. Louis 100 Carondelet Plaza St. Louis, MO 63105

Record Date:	November 29, 2016

Voting:	Shareholders on the record date are entitled to one vote per share on each matter to be voted upon at the annual meeting.

VOTING ITEMS

Item		Board Recommendation	Page Reference

Item 1	Election of Three Directors	For all nominees	10

Item 2	Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the fiscal year ending September 30, 2017	For	13

Item 3	Advisory Vote on Executive Compensation	For	45

Item 4	Shareholder Proposal Concerning a Report Disclosing Risks of Caged Chickens	Against	48

Item 5	Shareholder Proposal Concerning an Independent Board Chairman	Against	51

Transact any other business that properly comes before the meeting.

BOARD OF DIRECTORS
The following table provides summary information about each director nominee as of November 14, 2016. At our annual meeting, shareholders will be asked to elect the three director nominees in Class II listed in the table below.
 Class II - Directors whose terms expire at the 2017 annual meeting of shareholders and who are nominees for terms expiring at the 2020 annual meeting

Name	Director Since	Occupation and Experience	Independent	Board Committees(1)
				AC	CGCC	EC	SFOC

Robert E. Grote	2012	Retired Executive	Yes		✓

David W. Kemper	2015	Chairman & CEO of Commerce Bancshares, Inc.	Yes	✓

Robert V. Vitale	2014	President & CEO of Post Holdings, Inc.	No			✓	✓

(1)	AC - Audit Committee; CGCC - Corporate Governance & Compensation Committee; EC - Executive Committee; SFOC - Strategy & Financial Oversight

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As a matter of good governance, we are asking our shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017.

EXECUTIVE COMPENSATION
Our Board is asking that our shareholders vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement. This vote is not intended to address any specific item of our compensation program, but rather addresses our overall approach to the compensation of our named executive officers. Please read “Compensation Discussion and Analysis”

beginning on page 15 and the executive compensation tables beginning on page 30 for additional details about our executive compensation programs.

SHAREHOLDER PROPOSAL CONCERNING A REPORT DISCLOSING RISKS OF CAGED CHICKENS
We have been informed that a shareholder intends to introduce a resolution requesting that the Company provide a report to shareholders detailing the possible risks associated with the cage confinement of chickens within its egg supply chain and operations. Various industry groups have already prepared detailed reports and other information regarding hen housing that are available online free of charge. We are asking our shareholders to vote AGAINST this shareholder proposal.

SHAREHOLDER PROPOSAL CONCERNING AN INDEPENDENT BOARD CHAIRMAN
We have been informed that a shareholder intends to introduce a resolution requesting that the Board adopt a policy requiring an independent Board Chairman. The Board believes that it should retain the flexibility to determine the most effective leadership structure for the Company and the Company’s shareholders are best served by our current leadership structure. Furthermore, the Company’s corporate governance practices already provide for independent leadership and oversight over the Company. We are asking our shareholders to vote AGAINST this shareholder proposal.

PROXY AND VOTING INFORMATION
Why am I receiving these materials?
Our Board of Directors is soliciting proxies for the 2017 annual meeting of shareholders. This proxy statement, the form of proxy and the Company’s 2016 Annual Report to Shareholders will be available at www.envisionreports.com/POST beginning on December 8, 2016. On or about December 8, 2016, a Notice Regarding the Availability of Proxy Materials (the “Notice”) will be mailed to shareholders of record at the close of business on November 29, 2016. On the record date, there were 64,625,368 shares of our common stock outstanding.
How can I receive printed proxy materials?
We have elected to take advantage of the Securities and Exchange Commission (the “SEC”) rules that allow us to furnish proxy materials to you online. We believe electronic delivery will expedite shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our annual meeting by reducing printing and mailing of full sets of materials. On or about December 8, 2016, we mailed to many of our shareholders a Notice containing instructions on how to access our proxy statement and annual report online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. However, the Notice contains instructions on how to receive a paper copy of the materials.
Where and when is the annual meeting?
We will hold the annual meeting on Thursday, January 26, 2017, at 9:00 a.m., Central Time, at The Ritz-Carlton, St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105.
What am I being asked to vote on at the meeting?
We are asking our shareholders to consider the following items:

1.	the election of the three nominees for director named in this proxy statement;

2.	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2017;

3.	an advisory vote on executive compensation;

4.	a shareholder proposal concerning a report disclosing risks of caged chickens;

5.	a shareholder proposal concerning an independent board chairman; and

6.	any other business properly introduced at the annual meeting.
How many votes do I have?
You have one vote for each share of our common stock that you owned at the close of business on the record date. These shares include:

•	shares registered directly in your name with our transfer agent, for which you are considered the “shareholder of record;”

•	shares held for you as the beneficial owner through a broker, bank or other nominee in “street name;” and

•	shares credited to your account in our savings investment plan.
What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner”?
If your shares are registered directly in your name with our transfer agent, you are considered the “shareholder of record” with respect to those shares. We have sent a Notice or proxy materials directly to you.
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares held in street name. Your broker, bank or other nominee who is considered the shareholder of record with respect to those shares has forwarded a Notice or proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the Internet.
How can I vote my shares?
You can vote by proxy or in person.
How do I vote by proxy?
 Pursuant to rules adopted by the SEC, we are providing you access to our proxy materials over the Internet. Accordingly, we are sending a Notice to our shareholders of record. If you received a Notice by mail, you will not receive a printed copy of the proxy materials, including a printed proxy card, unless you request to receive these materials. The Notice will instruct you as to how you may access and review the proxy materials on the Internet on the website referred to in the Notice. The Notice also instructs you as to how you may vote on the Internet.
If you are a shareholder of record, you may vote by telephone, Internet or mail. Our telephone and Internet voting procedures are designed to authenticate shareholders by using individual control numbers that can be found on the Notice or proxy card mailed to you.
Registered Shares:

•
Voting by telephone: You can vote by calling 800-652-VOTE (8683) and following the instructions provided. Telephone voting is available 24 hours a day, 7 days a week, until 1:00 a.m., Central Time, on Thursday, January 26, 2017.

•
Voting by Internet: You can vote via the Internet by accessing www.envisionreports.com/POST and following the instructions provided. Internet voting is available 24 hours a day, 7 days a week, until 1:00 a.m., Central Time, on Thursday, January 26, 2017.

•
Voting by mail: If you choose to vote by mail (if you request printed copies of the proxy materials by mail), simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

Street Name Shares: If you hold shares through a bank, broker or other institution, you will receive materials from that firm explaining how to vote.
If you submit your proxy using any of these methods, Jeff A. Zadoks or Diedre J. Gray, who have been appointed by our Board of Directors as the proxies for our shareholders for this meeting, will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some, or none of the nominees for director and for or against any other proposals properly introduced at the annual meeting. If you vote by telephone or Internet and choose to vote with the recommendation of our Board of Directors, or if you vote by mail, sign your proxy card, and do not indicate specific choices, your shares will be voted “FOR” the election of the three nominees for director; “FOR” ratification of the appointment of our independent registered public accounting firm; “FOR” the proposal regarding an advisory vote on executive compensation; “AGAINST” the shareholder proposal concerning a report disclosing risks of caged chickens; and “AGAINST” the shareholder proposal concerning an independent board chairman.
If any other matter is presented at the meeting, your proxy will authorize Jeff A. Zadoks or Diedre J. Gray to vote your shares in accordance with their best judgment. At the time this proxy statement was printed, we knew of no matters to be considered at the annual meeting other than those referenced in this proxy statement.
If you wish to give a proxy to someone other than Jeff A. Zadoks or Diedre J. Gray, you may strike out their names on the proxy card and write in the name of any other person, sign the proxy, and deliver it to the person whose name has been substituted.
How can I revoke my proxy?
You may revoke a proxy in any one of the following four ways:

•	submit a valid, later-dated proxy;

•	vote again electronically after your original vote;

•	notify our corporate secretary in writing before the annual meeting that you have revoked your proxy; or

•	vote in person at the annual meeting.
How do I vote in person?
If you are a shareholder of record, you will need to bring appropriate identification and you may cast your vote in person. If you hold shares in street name, then you will need to bring an account statement or letter from your broker, bank or other nominee indicating that you were the holder of your shares as of November 29, 2016.
If I hold shares in street name, how can I vote my shares?
You can submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this by telephone, over the Internet or by mail. Please refer to the materials you receive from your broker, bank or other nominee.
How do I vote my shares in the savings investment plan?
If you are both a shareholder and a participant in our savings investment plan, you will receive a single Notice or proxy card that covers shares of our common stock credited to your plan account as well as shares of record registered in exactly the same name. If your plan account is not carried in exactly the same name as your shares of record, you will receive separate Notices or proxy cards for individual and plan holdings. If you own shares through this plan and you do not return your proxy by 11:59 p.m., Eastern Time, on January 23, 2017, the trustee will vote your shares in the same proportion as the shares that are voted by the other participants in the plan. The trustee also will vote unallocated shares of our common stock held in the plan in direct proportion to the voting of allocated shares in the plan for which voting instructions have been received unless doing so would be inconsistent with the trustee’s duties.
Is my vote confidential?
Yes. Voting tabulations are confidential except in extremely limited circumstances. Such limited circumstances include contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us, and when a shareholder’s written comments appear on a proxy or other voting materials.
What “quorum” is required for the annual meeting?
In order to have a valid shareholder vote, a quorum must exist at the annual meeting. For us, a quorum exists when shareholders holding a majority of the outstanding shares entitled to vote at the meeting are present or represented at the meeting, provided that in no event shall a quorum consist of less than a majority of the outstanding shares entitled to vote.
What vote is required?
The affirmative vote of a majority of the shares present and entitled to vote at the meeting is required for a director nominee to be elected and for each of the other items to be presented to the shareholders for approval.
How are the voting results determined?
A vote of “withhold” for a nominee will not be voted for that nominee. A vote of “abstain” on a matter will be considered to be represented at the annual meeting, but not voted for these purposes. If a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name,” the shares not voted are referred to as “broker non-votes.” Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in “street name” on particular proposals under the rules of the New York Stock Exchange (“NYSE”), and the “beneficial owner” of those shares has not instructed the broker to vote on those proposals. If you are a beneficial owner, your broker, bank or other nominee is permitted to vote your shares only with regard to ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, even if the holder does not receive voting instructions from you. Shares registered in the name of a broker, bank or other nominee, for which proxies are voted on some, but not all matters, will be considered to be represented at the annual meeting for purposes of determining a quorum and voted only as to those matters marked on the proxy card.
Is any other business expected at the meeting?
The Board of Directors does not intend to present any business at the annual meeting other than the proposals described in this proxy statement. However, if any other matter properly comes before the annual meeting, including any shareholder proposal omitted from the proxy statement and form of proxy pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), your proxies will act on such matter in their discretion.
Where can I find the voting results?
We intend to announce preliminary voting results at the annual meeting. We will publish the final results in a Current Report on Form 8-K, which we expect to file on or before February 1, 2017. You can obtain a copy of the Form 8-K by logging on to our website at www.postholdings.com, by calling the SEC at 800-SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Information on our website does not constitute part of this proxy statement.

CORPORATE GOVERNANCE

Overview
We are dedicated to creating long-term shareholder value. It is our policy to conduct our business with integrity and an unrelenting passion for providing value to our customers and consumers. All of our corporate governance materials, including our corporate governance guidelines, our global standards of business conduct, our director code of ethics, our Audit Committee charter and our Corporate Governance and Compensation Committee charter, are published under the Corporate Governance section within the Investor Relations portion of our website at www.postholdings.com. Information on our website does not constitute part of this proxy statement. The Board of Directors regularly reviews these materials, Missouri law, the rules and listing standards of the NYSE and SEC rules and regulations, as well as best practices suggested by recognized governance authorities, and modifies our corporate governance materials as warranted.

Director Independence
Our Board of Directors follows the categorical independence standards based on the NYSE listing standards and the SEC rules and regulations as described in our corporate governance guidelines. The guidelines contain categorical standards our Board uses to make its determination as to the materiality of the relationships of each of our directors. Our Board has determined, in its judgment, that all of our non-employee directors, except for Mr. Stiritz, our Chairman of the Board, are independent directors as defined in the NYSE listing standards and the SEC rules and regulations.
The independent members of the Board of Directors meet regularly without the presence of management. These sessions are normally held following or in conjunction with regular Board meetings. The Chairman of the Board, or the chairman of the committee then in session, acts as the presiding director during executive sessions. As the Chairman of our Corporate Governance and Compensation Committee, Mr. Jay Brown currently serves as our lead independent director.

Code of Ethics
Our global standards of business conduct, applicable to all corporate officers and employees, sets forth our expectations for the conduct of business by corporate officers and employees. Our directors have adopted, and are required to abide by, a director code of ethics. We intend to post amendments to or waivers from (to the extent applicable to one of our corporate officers or directors) these documents on our website.

Conflicts of Interest
Pursuant to our global standards of business conduct and director code of ethics, each director and corporate officer has an obligation not to engage in any transaction that could be deemed a conflict of interest. Our directors may not engage in any transaction that could impact their independence as members of the Board of Directors.
The Corporate Governance and Compensation Committee is responsible for approving and ratifying transactions in which one or more directors may have an interest. The Committee reviews the material facts of all interested party transactions that require the Committee’s approval and either approves or disapproves of the entry into the interested party transaction. In the event management, in the normal course of reviewing our records, determines an interested party transaction exists which was not approved by the Committee, management will present the transaction to the Committee for consideration.
The Committee has adopted standing pre-approval of certain transactions in which a corporate officer or director may have an interest including (i) transactions involving competitive bids, (ii) certain charitable contributions, and (iii) certain banking related services. The Committee believes these transactions are immaterial to us and to any director or corporate officer. No director may participate in the approval of an interested party transaction for which he is a related party. If an interested party transaction will be ongoing, the Committee may establish guidelines for our management to follow in its ongoing dealings with the related party.

Structure of the Board of Directors
The Board of Directors is currently comprised of eight members. Our articles of incorporation and bylaws provide for a Board of Directors that is divided into three classes as equal in size as possible. The classes have three-year terms, and the term of one class expires each year in rotation at that year’s annual meeting. The size of the Board of Directors can be changed by a vote of its members, and in the event of any increase or decrease in the number of directors, the directors in each class shall be adjusted as necessary so that all classes shall be as equal as reasonably possible. However, no reduction in the number of directors shall affect the term of office of any incumbent director. Vacancies on the Board of Directors may be filled by a majority vote of the remaining directors, and the Board of Directors determines the class to which any director shall be assigned. A director elected to fill a vacancy, or a new directorship created by an increase in the size of the Board of Directors, serves until the next meeting of shareholders at which directors in his or her assigned class are elected, at which time he or she may stand for election if nominated by the full Board.
Board Meetings and Committees
The Board of Directors has the following four committees: Audit, Corporate Governance and Compensation, Executive, and Strategy and Financial Oversight. The table below contains information concerning the membership of each of the committees and the number of times the Board of Directors and each committee met during fiscal 2016. During fiscal 2016, each director attended at least 75% of the total number of meetings of the Board of Directors and the committee(s) on which he serves. Because our annual meeting is purely perfunctory in nature, our corporate governance guidelines do not require the directors to attend the annual meeting of shareholders, and accordingly, only two directors attended the 2016 annual meeting of shareholders. As of November 14, 2016, the Board and committee members were as follows:

Director	Board	Audit	Corporate Governance and Compensation	Executive	Strategy and Financial Oversight
William P. Stiritz	Δ			Δ	Δ
Robert V. Vitale	•			•	•
Jay W. Brown	•		Δ		•
Edwin H. Callison	•	•	•
Gregory L. Curl	•	•			•
Robert E. Grote	•		•
David W. Kemper	•	•
David P. Skarie	•	Δ		•
Meetings held in fiscal 2016	7	4	7	0	3

Δ	–	Chair	•	–	Member
Audit Committee
The Audit Committee’s primary responsibilities are to monitor and oversee (a) the quality and integrity of our financial statements and financial reporting, (b) the independence and qualifications of our independent registered public accounting firm, (c) the performance of our internal audit function and independent auditors, (d) our systems of internal accounting, financial controls and disclosure controls, and (e) compliance with legal and regulatory requirements, codes of conduct and ethics programs.
The Board of Directors has determined, in its judgment, that the Audit Committee is comprised solely of independent directors as defined in the NYSE listing standards and Rule 10A-3 of the Exchange Act. The Committee operates under a written charter, adopted by the Board of Directors, which is available under the Corporate Governance section within the Investor Relations portion of our website at www.postholdings.com. The Board of Directors also has determined, in its judgment, that Mr. Skarie, the chair of our Audit Committee, qualifies as an “audit committee financial expert” as defined by SEC rules and that each member of the Audit Committee is “financially literate” as defined by NYSE rules. Our corporate governance guidelines do not currently restrict the number of audit committees of public companies on which members of our Audit Committee may serve, however, the Board of Directors has determined that none of the members of the Audit Committee currently serves on the audit committees of more than three public companies. The report of the Audit Committee can be found on page 14 of this proxy statement.
Corporate Governance and Compensation Committee
The Corporate Governance and Compensation Committee (a) determines the compensation level of the corporate officers, (b) reviews management’s Compensation Discussion and Analysis relating to our executive compensation programs and approves the inclusion of the same in our proxy statement and/or annual report, (c) issues a report confirming the committee’s review and approval of the Compensation Discussion and Analysis for inclusion in our proxy statement and/or annual report, (d) administers and makes recommendations with respect to incentive compensation plans and stock-based plans and (e) reviews and oversees risks arising from or in connection with our compensation policies and programs for all employees. The Corporate Governance and Compensation Committee also reviews and revises, as necessary, our corporate governance guidelines.
The Board of Directors has determined, in its judgment, that the Corporate Governance and Compensation Committee is comprised solely of independent directors as defined in the NYSE listing standards. The committee operates under a written charter, adopted by the Board of Directors, which is available under the Corporate Governance section within the Investor Relations portion of our website at www.postholdings.com. The charter was revised in June 2013 to make provision for new

SEC and NYSE rules affecting compensation committees. The charter now provides for assessing potential conflicts of interest of compensation consultants and other advisers. The report of the Corporate Governance and Compensation Committee can be found on page 44 of this proxy statement.
Executive Committee
The Executive Committee may exercise all Board authority in the intervals between Board meetings, to the extent such authority is in compliance with our corporate governance guidelines and does not infringe upon the duties and responsibilities of other Board committees.
Strategy and Financial Oversight Committee
The Strategy and Financial Oversight Committee periodically reviews financial and strategic matters with management in order to assist the Board of Directors in exercising its responsibilities regarding the financial condition, objectives and strategy of the Company.

Nomination Process for Election of Directors
The Corporate Governance and Compensation Committee has responsibility for assessing the need for new directors to address specific requirements or to fill a vacancy. The Committee may, from time to time, initiate a search for a new candidate, seeking input from our Chairman and from other directors. The Committee may retain an executive search firm to identify potential candidates. All candidates must meet the requirements specified in our corporate governance guidelines. Candidates who meet those requirements and otherwise qualify for membership on our Board of Directors are identified, and the Committee initiates contact with preferred candidates. The Committee regularly reports to the Board of Directors on the progress of the Committee’s efforts. The Committee meets to consider and approve final candidates who are then presented to the Board of Directors for consideration and approval. Our Chairman or the chairman of the Corporate Governance and Compensation Committee may extend an invitation to join the Board of Directors.
The Committee relies primarily on recommendations from management and members of the Board of Directors to identify director nominee candidates. However, the Committee will consider timely written suggestions from shareholders. Such suggestions and the nominee’s consent to being nominated, together with appropriate biographical information (including principal occupation for the previous five years, business and residential addresses, and educational background) and other relevant information as outlined in our bylaws, should be submitted in writing to our corporate secretary. Shareholders wishing to suggest a candidate for director nomination for the 2018 annual meeting should mail their suggestions to Post Holdings, Inc., 2503 S. Hanley Road, St. Louis, Missouri 63144, Attn: Corporate Secretary. Suggestions must be received by the corporate secretary no earlier than September 28, 2017 and no later than October 28, 2017.

Role of the Board in Risk Oversight
The Board of Directors is responsible for the oversight of risk, while management is responsible for the day-to-day management of risk. The Board of Directors, directly and through its committees, carries out its oversight role by regularly reviewing and discussing with management the risks inherent in the operation of our business and applicable risk mitigation efforts. Management meets regularly to discuss our business strategies, challenges, risks and opportunities and reviews those items with the Board of Directors at regularly scheduled meetings.
We do not believe that our compensation policies and practices encourage excessive and unnecessary risk-taking. The design of our compensation policies and practices encourages employees to remain focused on both short- and long-term financial and operational goals. For example, cash bonus plans measure performance on an annual basis but are subject to the Corporate Governance and Compensation Committee’s ultimate judgment and discretion. In addition, equity awards typically vest over a number of years, which we believe encourages employees to focus on sustained stock price appreciation over an extended period of time instead of on short-term financial results.
Board Leadership Structure
Our current Board leadership structure consists of:

•	Separate Chairman of the Board and Chief Executive Officer roles;

•	An independent Lead Director;

•	All non-management directors except the Chief Executive Officer;

•	Independent Audit and Corporate Governance and Compensation Committees; and

•	Governance practices that promote independent leadership and oversight.

Separate Chairman and CEO
We do not have a formal policy with respect to separation of the offices of Chairman of the Board and Chief Executive Officer, and the Board of Directors believes that it should maintain flexibility to select our Chairman and Board leadership structure from time to time. William P. Stiritz serves as non-executive Chairman of the Board and Robert V. Vitale serves as our Chief Executive Officer. Mr. Vitale is also a member of the Board. The Board believes that this leadership structure, which separates the Chairman and Chief Executive Officer roles, is optimal at this time because it allows Mr. Vitale to focus on operating and managing our Company, while Mr. Stiritz can focus on leading our Board. In addition, an independent director serves as Lead Director. As described below, we believe our governance practices ensure that skilled and experienced independent directors provide independent guidance and leadership.
When determining the leadership structure that will allow the Board of Directors to effectively carry out its responsibilities and best represent our shareholders’ interests, the Board will consider various factors, including our specific business needs, our operating and financial performance, industry conditions, the economic and regulatory environment, Board and committee annual self-evaluations, advantages and disadvantages of alternative leadership structures and our corporate governance practices.
Lead Director and Independent Directors
Pursuant to our corporate governance guidelines, the chairman of the Corporate Governance and Compensation Committee, currently Jay W. Brown, acts in the role of Lead Director. The Lead Director’s duties are described in our corporate governance guidelines and include: (i) chairing the meetings of the independent directors when the Chairman of the Board is not present; (ii) working with the Chief Executive Officer to develop the Board and committee agendas and approve the final agendas; (iii) coordinating, developing the agenda for and chairing executive sessions of the Board’s independent directors; and (iv) working in conjunction with the Corporate Governance and Compensation Committee to identify for appointment the members of the various Board committees.
In addition to the Lead Director, the Board has a majority of independent directors. The Audit Committee and Corporate Governance and Compensation Committees are composed solely of independent directors. Consequently, independent directors directly oversee critical matters and appropriately monitor the Chief Executive Officer. Our independent directors have the opportunity to meet in executive session at the conclusion of each of our Board of Directors meetings.
Director Evaluations
On an annual basis, the Corporate Governance and Compensation Committee is expected to conduct an evaluation of the Board of Directors, the functioning of the committees and each individual member of the Board. In addition to this evaluation, and as a part of this process, the Board and each committee conducts a self-assessment. The Corporate Governance and Compensation Committee reviews the results of these self-assessments, and shares the same with the Board and each committee, as appropriate, and makes any advisable recommendations based on this feedback.
Policy on Director Diversity
Although the Corporate Governance and Compensation Committee does not have a written policy regarding diversity in identifying new director candidates, the Committee takes diversity into account in looking for the best available candidates to serve on the Board of Directors. The Committee looks to establish diversity on the Board of Directors through a number of demographics, experience (including operational experience), skills and viewpoints, all with a view to identify candidates who can assist the Board with its decision making.
Communication with the Board
Shareholders and other parties interested in communicating directly with an individual director or with the non-management directors as a group may do so by writing to the individual director or group, c/o Post Holdings, Inc., 2503 S. Hanley Road, St. Louis, Missouri 63144, Attn: Corporate Secretary. The Board of Directors has directed our corporate secretary to forward shareholder communications to our Chairman and any other director to whom the communications are directed. In order to facilitate an efficient and reliable means for directors to receive all legitimate communications directed to them regarding our governance or operations, our corporate secretary will use her discretion to refrain from forwarding the following: sales literature; defamatory material regarding us and/or our directors; incoherent or inflammatory correspondence, particularly when such correspondence is repetitive or was addressed previously in some manner; and other correspondence unrelated to the Board of Directors’ corporate governance and oversight responsibilities.

ELECTION OF DIRECTORS
(Proxy Item No. 1)
The terms of three current directors (Messrs. Grote, Kemper and Vitale) will expire at the 2017 annual meeting. Our Board of Directors has nominated Messrs. Grote, Kemper and Vitale for election for a three-year term that will expire in 2020. The Board of Directors is not aware that any of these nominees will be unwilling or unable to serve as a director. Each nominee has consented to be named in the proxy statement and to serve if elected. If, however, a nominee is unavailable for election, your proxy authorizes us to vote for a replacement nominee if the Board of Directors names one. As an alternative, the Board of Directors may reduce the number of directors to be elected at the meeting. Proxies may not be voted for a greater number of persons than the nominees presented.
Each nominee is currently a director. Mr. Grote was elected to the Board on February 3, 2012, immediately after the separation from Ralcorp Holdings, Inc. (“Ralcorp”) was completed. Our Board appointed Mr. Vitale to serve as a director effective November 1, 2014, and appointed Mr. Kemper to serve as a director effective September 1, 2015.
The persons named on the proxy card intend to vote the proxy representing your shares for the election of Messrs. Grote, Kemper and Vitale, unless you indicate on the proxy card that the vote should be withheld or you indicate contrary directions. If you deliver the proxy card without giving any direction, the persons named on the proxy card will vote the proxy representing your shares FOR the election of the nominees named on the proxy card.
If a nominee is unavailable to serve as a director, your proxies may vote for another nominee proposed by the Board of Directors, or the Board may reduce the number of directors to be elected at the annual meeting.
The Board of Directors unanimously recommends a vote “FOR” these nominees.
Information about the Current Directors and Nominees for Election to the Board of Directors
Board Composition
We believe that our directors should possess the highest personal and professional integrity and values and be committed to representing the long-term interests of our stakeholders. We further believe that the backgrounds and qualifications of our directors, considered as a group, should provide a blend of business experience and competence, and professional and personal abilities, that will allow the Board of Directors to fulfill its responsibilities. The Corporate Governance and Compensation Committee works with the Board to determine the appropriate mix of these backgrounds and qualifications that would establish and maintain a Board with strong collective abilities.
To fulfill these objectives, the Board of Directors has determined that it is important to nominate directors with the skills and experiences set forth below, among others. The experiences, qualifications and skills that the Board considered in each director’s re-nomination are included in their individual biographies.

•
Leadership Experience.  We believe that directors with experience in significant leadership positions over an extended period generally possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others. They also generally possess a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.

•
Financial or Accounting Acumen.  We believe that an understanding of finance and financial reporting processes enables our directors to evaluate and understand the impact of business decisions on our financial statements and capital structure. In addition, accurate financial reporting and robust auditing are critical to our ongoing success.

•
Industry Experience.  We seek directors with experience as executives, directors or in other leadership positions in industries relevant to our business, including consumer packaged goods, branded products, retail or consumer product manufacturing.

•
Operational Experience.  We believe that directors who are current or former executives with direct operational responsibilities bring valuable practical insight to helping develop, implement and assess our operating plan and business strategy. Operational experience includes experience in areas such as marketing, supply chain, sustainability and commodity management.

•
Public Company Board Experience.  Directors with experience as executives or directors of other publicly traded companies generally are well prepared to fulfill the Board’s responsibilities of overseeing and providing insight and guidance to management, and help further our goals of greater transparency, accountability for management and the Board, and protection of our shareholders’ interests.

In addition, when evaluating the suitability of individuals for nomination, the Corporate Governance and Compensation Committee considers other appropriate factors, including whether the individual satisfies applicable independence requirements.
The following information is furnished with respect to each nominee for election as a director and each continuing director. The ages of the directors are as of December 31, 2016.
NOMINEES FOR ELECTION
ROBERT E. GROTE has served as a member of the Board of Directors since February 2012. Mr. Grote is, and has been for the past five years, a retired executive. Prior to 1998, Mr. Grote spent more than twenty years in management. He served in a number of executive positions at Washington Steel Corporation, an integrated, flat-rolled stainless steel producer, most recently as VP-Administration.  He also served as general counsel for Washington Steel Corporation and on the company’s board of directors. Mr. Grote later ran two Pittsburgh, Pennsylvania non-profit organizations: Pittsburgh Center for the Arts and Central Blood Bank. Prior to joining Washington Steel, he practiced law in St. Louis, Missouri, and served for two years as an Assistant United States Attorney for the Eastern District of Missouri.  Mr. Grote has expertise and background in legal affairs, human resources, employee relations, strategic planning, and management. Age 73.
Director Qualifications

•	Leadership Experience, Operational Experience, Public Company Board Experience.
DAVID W. KEMPER has served as a member of the Board of Directors since September 1, 2015. Mr. Kemper has been Chairman and Chief Executive Officer of Commerce Bancshares, Inc. since 1990. Mr. Kemper is a director of Tower Properties Company and Enterprise Holdings, Inc. Mr. Kemper is a member of Civic Progress in St. Louis and previously served as president of the Federal Advisory Council to the Federal Reserve. Mr. Kemper also previously served on the board of directors of Ralcorp from 1994 to 2013. Mr. Kemper has extensive managerial expertise, including as a chief executive officer, experience in financial operations and expertise with large corporations. Age 66.
Director Qualifications

•	Leadership Experience, Financial or Accounting Acumen, Industry Experience, Operational Experience, Public Company Board Experience.
ROBERT V. VITALE has served as our President and Chief Executive Officer and a member of the Board of Directors since November 2014.  Previously, Mr. Vitale served as our chief financial officer from October 2011 until November 1, 2014.  Mr. Vitale previously served as president and chief executive officer of AHM Financial Group, LLC, a diversified provider of insurance brokerage and wealth management services from 2006 until 2011 and previously was a partner of Westgate Equity Partners, LLC, a consumer-focused private equity firm. Age 50.
Director Qualifications

•	Leadership Experience, Financial or Accounting Acumen, Industry Experience, Operational Experience.
DIRECTORS CONTINUING IN SERVICE
WILLIAM P. STIRITZ has served as our Chairman of the Board of Directors since February 2012. Previously, Mr. Stiritz served as our chief executive officer from February 2012 until November 2014 and served as executive chairman of the Company from November 1, 2014 until February 2, 2016. Mr. Stiritz is a private equity investor and served as the chairman of the board of directors of Ralcorp from 1994 until February 2012. Since prior to 2005, Mr. Stiritz has been a partner at Westgate Group LLC, a consumer-oriented private equity firm. Mr. Stiritz was chairman emeritus of the board of directors of Energizer Holdings, Inc. from January 2007 to May 2008 and chairman of the board of directors of Energizer Holdings from 2000 to 2007. In addition, he served as a director of Vail Resorts, Inc. from 1997 to 2009. Mr. Stiritz has extensive managerial expertise, including as chairman of a number of public and private companies, and experience in financial operations, as well as diverse industry experience and expertise with large multinational corporations. Age 82.
Director Qualifications

•	Leadership Experience, Financial or Accounting Acumen, Industry Experience, Operational Experience, Public Company Board Experience.
JAY W. BROWN has served as a member of the Board of Directors since February 2012 and is a retired senior executive with a long general management career in large consumer-oriented businesses. Most recently, Mr. Brown was a partner at Westgate Equity Partners, LLC, a consumer-focused private equity firm. At Westgate, Mr. Brown was responsible for operational management of portfolio companies. Prior to forming Westgate in 1998, Mr. Brown was a senior executive with

Ralston Purina Company, running several divisions of the multi-dimensional food and agribusiness company, including serving as president and chief executive officer of Protein Technologies International, a leading supplier of soy-based proteins to the food and paper processing industries, Continental Baking Company, a subsidiary of Ralston Purina and Tri-Union Seafoods (a/k/a Van Camp Seafood Company), a provider of stable seafood products. Mr. Brown served as a director and chairman of the compensation committee of Jack in the Box Inc. from 1997 to 2003 and as a director of Agribrands International, Inc. from 1998 to 2001. Mr. Brown has expertise and background in the food and consumer products industries, particularly in mergers and acquisitions, including as a chief executive officer, board member and investor. Age 71.
Director Qualifications

•	Leadership Experience, Industry Experience, Operational Experience, Public Company Board Experience.
EDWIN H. CALLISON has served as a member of the Board of Directors since February 2012. Mr. Callison has been Executive Vice President of Corporate Development of Breakthru Beverage Group, LLC, a leading North American distributor of luxury and premium wine, spirits and beer brands, since January 2016. Previously, Mr. Callison served as executive vice president of Wirtz Beverage Group, which was acquired by Breakthru Beverage Group, since June 2012, and also served Wirtz Beverage Group as senior vice president from June 2008 until June 2012. From 2003 to June 2008, he served as vice president and general manager for Judge & Dolph’s Spectrum division, an affiliate of the Wirtz Beverage Group. Prior to 2003, he spent more than 20 years in various leadership positions with Callison Distributing in Belleville, Illinois. Mr. Callison serves on the board of directors of the Wine and Spirits Wholesalers of America, Wirtz Corporation, Breakthru Beverage Group, LLC, and First Security Trust & Savings Bank, Elmwood Park, IL. Mr. Callison has expertise and background in sales, marketing, finance, operations and logistics. Age 61.
Director Qualifications

•	Leadership Experience, Financial or Accounting Acumen, Operational Experience.
GREGORY L. CURL has served as a member of the Board of Directors since February 2012.  Mr. Curl has been President of Temasek Holdings, an investment company owned by the Singapore government, since September 2010, following a banking career of over 35 years. From 1997 until January 2010, he served as vice chairman of corporate development and chief risk officer at Bank of America Corporation, retiring from Bank of America Corporation in March 2010. Prior to that, Mr. Curl served in a number of senior executive capacities. Mr. Curl has over 35 years of experience and background in the financial services industry, particularly in mergers and acquisitions. Age 68.
Director Qualifications

•	Leadership Experience, Financial or Accounting Acumen, Public Company Board Experience.
DAVID P. SKARIE has served as a member of the Board of Directors since February 2012.  Mr. Skarie previously served as co-chief executive officer and president of Ralcorp from September 2003 until his retirement in December 2011. Mr. Skarie also served on the board of directors of Ralcorp from 2003 until February 2012. Mr. Skarie has expertise and background in the consumer industry, including as a chief executive officer. Age 70.
Director Qualifications

•	Leadership Experience, Financial or Accounting Acumen, Industry Experience, Operational Experience, Public Company Board Experience.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(Proxy Item No. 2)
The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017, and the Board of Directors has directed that management submit the appointment of our independent registered public accounting firm for ratification by our shareholders at the annual meeting. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since February 2012. A representative of that firm will be present at the annual meeting, will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.
We are not required to obtain shareholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, we are submitting the appointment of PricewaterhouseCoopers LLP to shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in our best interests and the best interests of our shareholders.
The following table sets forth an estimate of the fees that we expect to be billed for audit services during the fiscal year ended September 30, 2016 and for other services during that fiscal year, and the fees billed for audit services during the fiscal year ended September 30, 2015 and for other services during that fiscal year.

	Year Ended September 30,
	2016	2015
Audit fees (1)	$5,062,000	$5,680,000
Audit-related fees	$—	$—
Tax fees(2)	$27,000	$192,000
All other fees (3)	$1,800	$186,300
_________

(1)	Audit fees relate primarily to the audit of our financial statements, comfort letter consents and review of SEC registration statements.

(2)	Tax fees include consulting and compliance services and preparation of tax returns in Canada.

(3)
All other fees include any fees for services received by PricewaterhouseCoopers LLP which are not included in any of the above categories. The other fees consist of licensing fees paid for accounting research software and, in fiscal 2015, for advisory services.

With regard to the fees listed above, the Audit Committee has considered whether the provision by PricewaterhouseCoopers LLP of services other than audit services is compatible with its ability to maintain its independence. Regardless of the size or nature of the other services, if any, to be provided, it is the Audit Committee’s policy and practice to approve any services not under the heading “Audit Fees” before any such other services are undertaken. Our audit was staffed primarily by full-time, permanent employees of PricewaterhouseCoopers LLP.
The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of our independent registered public accounting firm.

AUDIT COMMITTEE REPORT
The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management is responsible for our internal controls, financial reporting processes and compliance with laws and regulations and ethical business standards. PricewaterhouseCoopers LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and our internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”) and issuing a report thereon. Our internal auditors assist the Audit Committee with its responsibility to monitor and oversee the financial reporting process and internal controls. The Committee discusses with our internal auditors and independent registered public accounting firm the overall scopes and plans for their respective audits. The Audit Committee meets, at least quarterly, with the internal auditors and independent registered public accounting firm, and at its discretion with and without management present, and discusses the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.
With respect to our audited financial statements for the fiscal year ended September 30, 2016, management has represented to the Committee that the financial statements were prepared in accordance with generally accepted accounting principles and the Committee has reviewed and discussed those financial statements with management. The Audit Committee also has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by PCAOB Auditing Standard No. 16 (Communications with Audit Committees), as modified or supplemented.
The Audit Committee has received the written disclosures from PricewaterhouseCoopers LLP required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), as modified or supplemented, and has discussed the independence of PricewaterhouseCoopers LLP with members of that firm.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended September 30, 2016 be included in our Annual Report on Form 10-K filed with the SEC for that year.
While the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate or are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent registered public accounting firm.
David P. Skarie, Chairman beginning October 1, 2016
Edwin H. Callison, Chairman until October 1, 2016
Gregory L. Curl
David W. Kemper

COMPENSATION OF OFFICERS AND DIRECTORS
COMPENSATION DISCUSSION & ANALYSIS
Introduction
The following Compensation Discussion and Analysis (“CD&A”) describes our fiscal 2016 executive compensation structure. This CD&A is intended to be read in conjunction with the tables beginning on page 30, which provide detailed historical compensation information for our following named executive officers, or NEOs.

Name	Title
William P. Stiritz	Chairman of the Board(1)
Robert V. Vitale	President and Chief Executive Officer
Jeff A. Zadoks	SVP and Chief Financial Officer
James E. Dwyer, Jr.	EVP; President and CEO, Michael Foods Group
Richard R. Koulouris	EVP; President and CEO, Private Brands
Christopher J. Neugent	President and CEO, Post Consumer Brands

(1)	Effective February 2, 2016, Mr. Stiritz became non-executive Chairman of the Board.
Total Compensation Opportunity
Our executive compensation structure consists of three primary components: base salary, annual bonus (our Senior Management Bonus Program) and long-term incentives (equity awards). A fourth element of our compensation structure consists of traditional benefits programs (e.g., limited perquisites and benefits).

Executive Summary
Select Performance and Company Highlights for Fiscal 2016
We view the Company’s performance in two primary ways:

•	Operating and financial performance; and

•	Return to shareholders over time, both on an absolute basis and relative to other companies, including the Russell 1000 companies.
During fiscal 2016, we achieved a number of strategic accomplishments that we believe will benefit the Company and shareholders alike in the coming years:

Strategic and Financial Achievements

• Delivered Adjusted EBITDA well in excess of our financial plan
○ In November 2015, the Company announced that management expected Adjusted EBITDA of between $780 million and $820 million for fiscal 2016
○ Throughout fiscal 2016, the Company’s performance continued to improve
○ Ultimately, the Company delivered over $930 million of Adjusted EBITDA, which was over $130 million ahead of budgeted performance
• Completed a $1.75 billion debt refinancing, resulting in annual interest savings of approximately $25 million
• Made measurable progress on integration of acquired businesses
○ MOM Brands Company / Post Foods integration recognized substantial cost savings
○ Successful Enterprise Resource Planning (ERP) integrations at MOM Brands Company / Post Foods and Golden Boy Foods / American Blanching Company
• Completed closure of the Dymatize manufacturing facility and transitioned to co-manufacturers for Dymatize products
• Continued disciplined merger and acquisition activities
○ Closed on the acquisitions of Willamette Egg Farms, LLC on October 3, 2015 and National Pasteurized Eggs, Inc. on October 3, 2016 in the Michael Foods business
○ Divested lower margin Michael Foods Canadian business

Management Team Drives Performance and Creates Shareholder Value
Our management team’s efforts have resulted in growth in enterprise value and above-market shareholder returns. Since the Company’s February 2012 separation from Ralcorp through September 30, 2016, our enterprise value has grown from $1.8 billion to $9.66 billion.
We are a shareholder value driven organization and our compensation philosophy is designed to be aligned with shareholder interests. Management’s objective is to maximize total shareholder return, and compensation decisions are guided by the principle of creating shareholder value. To that end, we significantly outperformed our peers and the U.S. markets in 2016, and likewise have provided superior returns to our shareholders since our separation from Ralcorp in 2012.
2016 Say-on-Pay Vote
In 2015, we made significant changes to our executive compensation program as shown below and described in detail in last year’s CD&A:

•	Enhanced disclosure of the historical compensation arrangements for Mr. Stiritz;

•	Enhanced compensation design and CD&A disclosure;

•	Adopted performance metrics applicable to our Senior Management Bonus Program;

•	Adopted two new policies to mitigate compensation risk: an incentive clawback policy and an anti-hedging and anti-pledging policy; and

•
Amended our management continuity agreements to only trigger change-in-control benefits if (a) there is a change in control of the Company and (b) the executive is terminated by the Company without “cause” or by the executive for “good reason.”

Based on these substantive program enhancements, we received 90.7% support from shareholders at our 2016 annual shareholders meeting. We regularly engage with our investors to discuss various issues, including, but not limited to, items such as the status/outlook for our business, the compensation arrangements used to support our business strategy, and general governance topics. The Corporate Governance and Compensation Committee (the “Committee”) annually reviews and discusses the results of the say-on-pay vote. Based on the substantive program enhancements made in 2015 and the 2016 feedback from both shareholder engagement and the say-on-pay vote, the Committee determined that our programs are effectively aligned with shareholder interests. We will continue to monitor our programs and shareholder feedback on an annual basis.
Corporate Governance Highlights

What We Do (Best Practice)		What We Don’t Allow
✓	Enforce strict insider trading policies - adopted an anti-hedging and anti-pledging policy and enforce blackout trading periods for executives and directors	✗	No hedging or pledging of Company stock by executives or directors
✓	Utilize a clawback policy	✗	No single-trigger or modified single-trigger change-in-control arrangements
✓	Set stock ownership guidelines for executives and directors	✗	No change-in-control severance multiple in excess of three times salary and target bonus
✓	Disclose performance goals and performance results related thereto for our Senior Management Bonus Program	✗	No excise tax gross-ups upon a change in control
✓	Set maximum payout limit on our Senior Management Bonus Program	✗	No re-pricing or cash buyout of underwater stock options or SARs is allowed
✓
For fiscal 2016, pay for performance emphasis, with 87% of our Chief Executive Officer’s regular on-going annual total pay opportunity being performance-based “at risk” compensation and an average of 77% being performance-based “at risk” compensation for our other NEOs
		✗	No enhanced retirement formulas
✓	Limit perquisites and other benefits	✗	No guaranteed compensation
✓
Incorporate general severance and change-in-control provisions in our management continuity agreements that are consistent with market practice, including double-trigger requirements for change-in-control protection
		✗	No market timing with granting of equity awards
✓	Retain an independent compensation consultant reporting directly to the Committee
Our Compensation Philosophy
Our executive compensation program is intended to attract and retain executive officers and to align the interests of our executive officers and our shareholders. The Committee’s objectives for our program include, but are not limited to, the following:

•	Reflecting industry standards, offering competitive total compensation opportunities, and balancing the need for talent with reasonable compensation expense;

•	Enhancing shareholder value by focusing management on financial metrics that drive value;

•	Focusing on at-risk compensation versus fixed compensation;

•	Attracting, motivating and retaining executive talent willing to commit to long-term shareholder value creation; and

•	Aligning executive decision making with business strategy and discouraging excessive risk taking.
The Committee determines the type and amount of compensation opportunity for our officers based on a thorough review of a variety of factors, including competitive market data, the executive’s current responsibilities and value to the Company, future leadership potential, and individual / corporate / business unit performance.
We believe that our executive compensation structure strikes a balance of incentive opportunities based on:

•	Financial metrics in the Senior Management Bonus Program that directly impact our stock price and enhance shareholder value; and

•	Stock price appreciation to focus our executives on stock price performance (stock options and RSUs) and retention (RSUs).
The following table outlines our ongoing executive compensation philosophy for NEOs:

Component	Purpose	Characteristics	Fixed or Performance-Based
Base Salary	Attracts and retains executives through market-based pay	Compensates executives fairly and competitively for their role	Fixed
Annual Bonus (Senior Management Bonus Program)	Encourages achievement of strategic and financial performance metrics that drive long-term shareholder value	Based on achievement of predefined corporate and business unit financial performance objectives	Performance-Based
Long-Term Incentives	Align executives’ long-term compensation interests with shareholders’ investment interests	Value to the executive is based on long-term stock price performance	Performance-Based
Stock Options	Motivate management behaviors to increase our stock price above the exercise price	Require stock price growth above the exercise price for our executives to recognize value
Restricted Stock Units	Provide basic retention value and reinforce management behaviors to increase stock price after the grant date	Require stock price growth for our executives to recognize an increase in value
Health/Welfare Plans and Retirement Benefits	Provide competitive benefits that promote employee health and productivity and support longer term physical and fiscal security	Similar to benefits offered to other employees	Fixed
Perquisites	Provide limited personal benefits that are consistent with our overall philosophy and objective to attract and retain superior executive talent	Limited personal use of the corporate aircraft, with pre-approved authorization of our President and Chief Executive Officer (see page 28)	Fixed

Fiscal 2016 NEO Compensation Structure Summary
Component	Summary(1)
Base Salary
• Mr. Stiritz’s annual base salary remained $1.00 through his transition to non-executive Chairman of the Board on February 2, 2016.
• The Committee approved the following changes in November 2015:
✓ Mr. Vitale: Increased to $1,000,000 to reflect 50th percentile market value.
✓ Mr. Zadoks: Increased to $475,000 to move closer to the 50th percentile market value (Mr. Zadoks was promoted to the CFO role in 2014 and the Committee is transitioning his compensation opportunity to competitive levels).
✓ Messrs. Dwyer, Koulouris, and Neugent: Salaries were increased 10%, 5%, and 6.9%, respectively, based on the Committee’s thorough review of competitive market values, the Company’s compensation structure, and the factors summarized in the CD&A section entitled 2016 Compensation Elements—Base Salary.

Target Annual Bonus (Senior Management Bonus Program)
• Our 2016 Senior Management Bonus Program was based on Adjusted Free Cash Flow for Messrs. Vitale and Zadoks, and Adjusted EBITDA for the business units of Messrs. Dwyer, Koulouris, and Neugent.
• Mr. Stiritz did not participate in the Senior Management Bonus Program.
• The Committee did not change target bonus opportunities for NEOs in fiscal 2016:
✓ Mr. Vitale: Remained at 120% of base salary.
✓ All other NEOs: Remained at 100% of base salary.

Long-Term Incentives (“LTI”)
• Objective: To offer a balanced portfolio of opportunity and to ensure an executive’s opportunity is linked to increases in shareholder value beyond grant date. We believe using a combination of LTI programs and employing an LTI mix weighted more heavily on stock option value accomplishes our objectives.
• Our ongoing LTI structure includes annual grants of stock options and restricted stock units (“RSUs”).
• The value mix for our November 2015 equity grants is consistent with our philosophy to annually grant more performance-based equity in the form of stock options to our CEO and business unit leaders.
– Messrs. Vitale, Dwyer, Koulouris, and Neugent: Approximately 50/50 stock option and RSU value.
– Mr. Zadoks: Approximately 40/60 stock option and RSU value.
• In February 2016, the Committee approved a special retention grant to Mr. Vitale to recognize his extraordinary contributions to shareholder value creation since becoming CEO and to ensure his continued employment to lead the Company’s strategic business plan through 2021 (five years). This grant is discussed further in the CD&A section entitled Long-Term Incentives—Special Retention Grant to Mr. Vitale.

Non-Executive Chairman Compensation Structure
• As Executive Chairman, Mr. Stiritz’s total compensation structure consisted of the following:
✓ Base salary: $1.00 annually
✓ Annual bonus:  None
✓ Equity grant:  None
• Effective February 2, 2016, Mr. Stiritz transitioned to non-executive Chairman of the Board. He does not receive any compensation to serve in this role.

(1)
Fiscal 2016 targeted compensation adjustments for our NEOs described in this table were based on competitive market data from the August 2015 total compensation study summarized in the CD&A section entitled “Role of Peer Companies and Competitive Market Data.”

Total Compensation Mix
Our mix of total compensation, as illustrated by the below charts, is significantly skewed towards performance-based compensation.
Compensation Decision Process
Role of the Committee
The Committee is responsible to our Board of Directors for oversight of our executive compensation program. The Committee consists of independent directors and is responsible for the review and approval of all aspects of our program. Among its duties, the Committee is responsible for:

•	Considering input from our shareholders;

•	Reviewing and assessing competitive market data;

•	Reviewing the CEO’s performance and determining the CEO’s compensation;

•	Reviewing and approving incentive plan goals, achievement levels, objectives and compensation recommendations for NEOs;

•	Evaluating the competitiveness of each executive’s total compensation package to ensure we can attract and retain critical management talent; and

•	Approving any changes to the total compensation program for the NEOs including, but not limited to, base salary, annual bonuses, long-term incentives and benefits.
Following review and discussion, the Committee or the Board, as applicable, approves our executive compensation. The Committee is supported in its work by our Senior Vice President, General Counsel and Chief Administrative Officer, human resources and legal teams, as well as the Committee’s independent compensation consultant.
Role of Management
For executives other than the CEO position, our President and Chief Executive Officer makes pay recommendations to the Committee based on competitive market data and an assessment of individual performance. His recommendations to the Committee establish appropriate and market-competitive compensation opportunities for our NEOs, consistent with our overall pay philosophy. The Committee reviews and discusses the recommendations, in conjunction with the Committee’s independent compensation consultant, in making compensation decisions or recommendations to the full Board. No executive officer participates directly in the final deliberations or determinations regarding his or her own compensation package.
Role of the Independent Compensation Consultant
The Committee retains the services of Aon Hewitt, in accordance with the Committee’s charter. Aon Hewitt reports directly to the Committee. The Committee retains sole authority to hire or terminate Aon Hewitt, approves its professional fees, determines the nature and scope of services and evaluates performance. A representative of Aon Hewitt attends Committee meetings, as requested, and communicates with the Committee chair between meetings. The Committee makes all final decisions.

Aon Hewitt’s specific compensation consultation roles include, but are not limited to, the following:

•	Advising the Committee on executive compensation trends and regulatory developments;

•	Developing a peer group of companies for determining competitive compensation rates;

•	Providing a total compensation study for executives against peer companies;

•	Providing advice to the Committee on governance best practices, as well as any other areas of concern or risk;

•	Serving as a resource to the Committee chair for meeting agendas and supporting materials in advance of each meeting;

•	Reviewing and commenting on proxy statement disclosure items, including preparation of the CD&A; and

•	Advising the Committee on management’s pay recommendations.
The Committee has assessed the independence of Aon Hewitt as required by the NYSE listing rules. The Committee reviewed its relationship with Aon Hewitt and considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act. Based on this review, the Committee concluded that there are no conflicts of interest raised by the work performed by Aon Hewitt.
Role of Peer Companies and Competitive Market Data
Annually, the Committee reviews total compensation market data provided by Aon Hewitt. The Committee reviews and approves the peer group used for comparisons prior to commencement of the pay study. In August 2015, the following peer group development criteria were used to develop competitive market values to assist with fiscal 2016 pay decisions:

•	Industry: Similar to Post based on the Global Industry Classification System (GICS) code of Packaged Foods and Meats;

•	Company size: Approximately 0.4 times to 3 times our annual revenues, with a secondary focus on market cap;

•	Peers: Companies using Post in their compensation peer group;

•	Peers of peers: Companies used in the peer groups of potential peer companies; and

•	Competitors: Companies that compete with us for business and management talent.
The peer group consisted of 17 companies with median and average annual revenues of approximately $3.7 billion and $4.7 billion, respectively. Post’s annual revenues for fiscal 2015 were approximately $4.6 billion. The peer companies were:

• B&G Foods, Inc. • Campbell Soup Company • Cott Corporation • Dean Foods Company • Flowers Foods, Inc. • The Hain Celestial Group • The Hershey Company • Hormel Foods Corporation • Jarden Corp.
• McCormick & Company, Inc.
• Mead Johnson Nutrition
• Monster Beverage Corporation
• Pinnacle Foods Inc.
• The J.M. Smucker Company
• Snyder’s-Lance, Inc.
• TreeHouse Foods, Inc.
• The White-Wave Foods Company

The Committee uses competitive compensation data from the annual total compensation study of peer companies to inform its decisions about overall compensation opportunities and specific compensation elements. Additionally, the Committee uses multiple reference points when establishing targeted compensation levels. The Committee does not benchmark specific compensation elements or total compensation to any specific percentile relative to the peer companies or the broader U.S. market. Instead, the Committee applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as Company, business unit and individual performance, scope of responsibility, critical needs and skill sets, leadership potential and succession planning.
Timing of Compensation Decisions
Pay recommendations for our executives, including the NEOs, are typically made by the Committee at its first regularly scheduled meeting of the fiscal year, normally held in November. This meeting is typically held around the same time as we report our fourth quarter and year-end financial results for the preceding fiscal year and provide our financial guidance for the upcoming year. This timing allows the Committee to have a complete financial performance picture prior to making compensation decisions.

Decisions with respect to prior year performance, as well as annual equity awards, base salary increases and target performance levels for the current year and beyond, are also typically made at this meeting. Further, any equity awards approved by the Committee at this meeting are dated as of the date of the Committee meeting. As such, the Committee does not time the grants of options or any other equity incentives to the release of material non-public information.
The exceptions to this timing are awards to executives who are promoted or hired from outside of the Company during the year. These executives may receive equity awards effective or dated, as applicable, as of the date of their promotion or hire or the next nearest scheduled Committee meeting.
Determination of CEO Compensation
At its first regularly scheduled meeting of the fiscal year, the Committee also reviews and evaluates CEO performance, and determines performance achievement levels, for the prior fiscal year. The Committee also reviews competitive compensation data. Following review and discussion, the Committee or the Board, as applicable, approves the CEO’s executive compensation.
2016 Compensation Elements
Base Salary
Base salaries are designed to recognize and reward the skill, competency, experience and performance an executive brings to the position. Changes in salary will result primarily from a comparison against peer group market data, individual and Company performance, internal equity considerations, value to the organization, promotions, and the executive’s specific responsibilities compared to market. The Committee reviews salaries for our executive officers annually.

Name	2016 Base Salary	Comment
William P. Stiritz	$0
Non-traditional compensation structure for role as Executive Chairman resulted in a $1 salary payable on May 29th of each year. As Mr. Stiritz became non-executive Chairman of the Board effective February 2, 2016, he was not paid any base salary in fiscal 2016. Mr. Stiritz does not receive compensation for his role as non-executive Chairman of the Board.

Robert V. Vitale	$1,000,000	Reflects the 50th percentile market value
Jeff A. Zadoks	$475,000	Reflects a value somewhat below, but approaching, the peer group 50th percentile
James E. Dwyer, Jr.	$660,000	Reflects the Committee’s thorough evaluation of competitive market data and the other relevant factors noted above
Richard R. Koulouris	$525,000	Reflects the Committee’s thorough evaluation of competitive market data and the other relevant factors noted above
Christopher J. Neugent	$625,000	Reflects the Committee’s thorough evaluation of competitive market data and the other relevant factors noted above
Annual Bonus (Senior Management Bonus Program)
Our NEOs are eligible to earn cash incentives based on fiscal year performance. The Senior Management Bonus Program is designed to reward our executives who attain superior annual performance in key areas that we believe create long-term value for shareholders. Performance is measured at both the corporate and business unit level.
For fiscal 2016, the Committee approved Adjusted Free Cash Flow (corporate) and Adjusted EBITDA (business unit) as the primary performance metrics. Adjusted Free Cash Flow is used at the corporate level because we believe it is the best metric for tracking our performance relative to enhancement of shareholder value.
Potential financial adjustments to determine performance achievement levels include items such as changes in accounting principles, gains and losses on the sale of a business or business unit, M&A-related costs, goodwill write-off or asset impairment and other one-time, non-recurring or extraordinary items. These adjustments are consistent with our announced results.

Performance measures: The following financial targets were approved by the Committee for fiscal 2016:
(dollars in millions)

Measure(1)	Threshold(2)	Target(2)	Maximum(2)
Corporate-Adjusted Free Cash Flow	$603	$649	$694
Michael Foods-Adjusted EBITDA	304	320	336
Post Consumer Brands-Adjusted EBITDA	378	398	418
Private Brands-Adjusted EBITDA	69	73	77
(1) See definitions of Corporate-Adjusted Free Cash Flow, Michael Foods-Adjusted EBITDA, Post Consumer Brands-Adjusted EBITDA, and Private Brands-Adjusted EBITDA in the footnotes to the “Fiscal 2016 Performance Achievement” table below.
(2) When evaluating financial goals / results, the Committee generally excludes one-time, non-recurring or extraordinary items.
Upon completion of the fiscal year, the Committee determines achievement levels versus the pre-approved financial requirements. The Committee also performs a comprehensive review of the overall financial performance at the corporate and business unit levels. For performance achievement between the threshold, target and maximum performance levels, earned amounts are interpolated on a straight-line basis between points. The Committee retains flexibility to make adjustments as needed to incorporate the results of its comprehensive financial review.
Target award opportunities: The following target bonuses (as a percentage of base salary) were approved by the Committee for fiscal 2016:

Name	2016 Target (1)(2) (% of Salary)	Comment
William P. Stiritz	Not applicable	Does not participate in the Senior Management Bonus Program
Robert V. Vitale	120%	No change from 2015
Jeff A. Zadoks	100%	No change from 2015
James E. Dwyer, Jr.	100%	No change from 2015
Richard R. Koulouris	100%	No change from 2015
Christopher J. Neugent	100%	No change from 2015

(1)
The Committee approved 2016 targets at the November 2015 Committee meeting based on a thorough review of competitive market data and evaluation of other relevant factors noted in the CD&A section above entitled 2016 Compensation Elements-Base Salary.

(2)
Participants may earn from 50% to 150% of target bonus based on performance achievement between threshold and maximum. Payout opportunities for performance between threshold, target and maximum are interpolated on a straight-line basis. Performance below the approved threshold will result in no bonus payment. The Committee retains discretion to determine the final bonus payments made.

Actual 2016 performance assessment and earned amounts: The Committee approved the following attainment levels for corporate Adjusted Free Cash Flow and business unit Adjusted EBITDA for fiscal 2016:
(dollars in millions)

Fiscal 2016 Performance Achievement	Threshold	Target	Maximum	Actual
Corporate-Adjusted Free Cash Flow(1)	$603	$649	$694	$812
Michael Foods-Adjusted EBITDA(2)	304	320	336	423
Post Consumer Brands-Adjusted EBITDA(3)	378	398	418	415
Private Brands-Adjusted EBITDA(4)	69	73	77	66

(1)
Corporate-Adjusted Free Cash Flow is a non-GAAP measure which represents Adjusted EBITDA less cash capital expenditures from the Company’s Annual Report on Form 10-K of $122 million. Adjusted EBITDA, as used herein, represents the consolidated net earnings of the Company excluding income taxes, net interest expense, depreciation and amortization, non-cash stock-based compensation, restructuring and plant closure costs, transaction costs, integration costs, inventory valuation adjustments on acquired businesses, mark-to-market adjustments on commodity hedges, mark-to-market adjustments and settlements on interest rate swaps, losses on asset sales, provisions for legal settlements, gains from insurance and indemnification proceeds, foreign currency gains and losses on intercompany loans and gain on sale of business.

(2)
Michael Foods-Adjusted EBITDA is a non-GAAP measure which represents the segment profit of the Michael Foods Group segment from the Company’s Annual Report on Form 10-K, excluding the financial results of the Willamette Egg Farms business, depreciation and amortization, mark-to-market adjustments on commodity hedges, gains from insurance and indemnification proceeds, gain on sale of a business, provisions for legal settlements, inventory valuation adjustments on acquired businesses and foreign currency gains and losses on intercompany loans.

(3)
Post Consumer Brands-Adjusted EBITDA is a non-GAAP measure which represents the segment profit of the Post Consumer Brands segment from the Company’s Annual Report on Form 10-K, excluding depreciation and amortization, mark-to-market adjustments on commodity hedges and integration costs.

(4)
Private Brands-Adjusted EBITDA is a non-GAAP measure which represents the segment profit of the Private Brands segment from the Company’s Annual Report on Form 10-K, excluding depreciation and amortization.

Based on the approved actual 2016 performance results above, and the results of the Committee’s comprehensive financial review, the Committee approved the following bonus amounts:

Approved Fiscal 2016 Actual Bonuses
Name	2016 Target Bonus (% of Salary)	2016 Actual Bonus (% of Target)	2016 Actual Bonus
William P. Stiritz	Not applicable	Not applicable	Not applicable
Robert V. Vitale	120%	150%	$1,800,000
Jeff A. Zadoks	100%	150%	$712,500
James E. Dwyer, Jr.	100%	150%	$990,000
Richard R. Koulouris	100%	50%	$262,500
Christopher J. Neugent	100%	150%	$937,500
Although the corporate overall Adjusted Free Cash Flow target, Michael Foods Group Adjusted EBITDA target, and Post Consumer Brands Adjusted EBITDA target were all exceeded in fiscal 2016, the Private Brands business did not meet the established threshold level of $69 million, delivering $66 million of Adjusted EBITDA. In determining incentive plan payouts for fiscal 2016, the Committee considered not only the overall very strong performance of the Company as a whole, but also considered certain additional factors which impacted the Private Brands business such as:

•	Capacity constraints;

•	Substantial investments in food safety;

•	Additional investments in the existing Private Brands portfolio to enable future growth; and

•	The impact of global and industry events beyond the Company’s or the executives’ control.
These factors were not considered at the time the fiscal year’s performance goals and related metrics were established. These factors substantially impacted the ability of the Private Brands business reaching the Adjusted EBITDA milestone for fiscal 2016. The Committee, exercising its reasonable discretion, determined to pay out bonuses to the Private Brands business, including to Mr. Koulouris, at the 50% threshold level.
Additionally, the Post Consumer Brands Adjusted EBITDA of $415 million included incremental discretionary spending of $12 million that was not considered when the maximum target fiscal 2016 goal was established. Excluding this $12 million the Post Consumer Brands Adjusted EBITDA was $427 million, surpassing the $418 million maximum target threshold and supporting the Post Consumer Brands 150% threshold level.
Long-Term Incentives — Annual Grants
The Committee believes in a balanced approach to long-term incentive compensation, with an emphasis on performance-based compensation. Our regular ongoing equity structure consists of stock options and RSUs. We firmly believe that stock options especially represent effective performance-based compensation.
The Committee uses competitive market data from our annual total compensation study to assist with targeted long-term incentive value. In addition, the Committee considers individual performance, potential future contributions to our business, internal equity, and management’s recommendations. For our regular ongoing equity grant made in November 2015, the equity value mix was approximately 50/50 stock option and RSU value for Mr. Vitale and our business unit heads, and approximately 40/60 stock option and RSU value for Mr. Zadoks. This approach is consistent with our philosophy of granting a higher weight of performance-based value (achieved with stock options) to our CEO and business unit heads.
Stock options: The value of stock options is based solely on stock price appreciation after the grant date. Stock option grants have a ten-year term and one-third of the grant vests on the first, second and third anniversaries of the grant date. The exercise price is determined based on our closing stock price on the grant date.

RSUs: The value of RSUs provides a base level of retention value as well as incentive for increasing shareholder value after the grant date. RSUs vest one-third per year on the first, second and third anniversaries of the grant date.
Long-Term Incentives — Special Retention Grant to Mr. Vitale
Upon the recommendation of the Committee, the independent directors of the Board of Directors approved a special RSU grant to Mr. Vitale in February 2016. The independent members of the Board firmly believe that Mr. Vitale’s strategic leadership is the primary driver of our significant total shareholder return since taking office on November 1, 2014. The following chart very clearly illustrates that fact, comparing Post’s total shareholder return and increase in market capitalization to our peers and the broader U.S. market.
In light of (a) Mr. Vitale’s significant and direct impact on increasing Post’s total shareholder value and (b) our critical need to retain his services for the long-term success of our shareholders, the independent directors believed it was in the best interest of all shareholders to grant additional incentive to Mr. Vitale to remain at the Company for the long term. In February 2016, the independent directors approved a special retention award of RSUs with an aggregate value of approximately $10 million at grant. No portion of the grant will vest prior to the fifth anniversary of the grant date (i.e., 100% of the grant will vest on February 2, 2021). The grant will be completely forfeited if Mr. Vitale voluntarily terminates employment for any reason. If Mr. Vitale’s employment with the Company is involuntarily terminated without cause prior to the grant vesting date, the RSUs will vest as if there were a three-year pro rata vesting schedule with vesting occurring on the first, second and third anniversaries of the date of grant, in accordance with our executive severance plan. The vesting of the RSUs also will accelerate in the event of a qualifying termination following a change in control of the Company.
The Committee reviewed the grant’s potential impact on profitability metrics that impact our share price, our annual equity run rate, the aggregate potential dilution to shareholders, and the value of the special retention grant as a percentage of the Company’s increase in market capitalization since Mr. Vitale took office in 2014. The independent directors determined that the grant was appropriate given the minimal impact on these items through the vesting date of February 2, 2021. Furthermore, Mr. Vitale’s total compensation opportunity, including the amortized value of the special retention grant, is positioned at approximately the size-adjusted 75th percentile for Total Shareholder Return (“TSR”) performance that has far exceeded the 75th percentile for our peer companies and the broader U.S. market.
Value of Option Awards
We determine the fair value of stock option grants in accordance with FASB ASC Topic ASC 718 and the SEC’s Staff Accounting Bulletin Topic 14. Application of this guidance has historically caused our fair value estimates to be somewhat lower than those determined by external shareholder advisory firms primarily due to differences in assumptions for the expected term of the options. For our standard three-year vesting awards, we have used the simplified method allowed under generally accepted accounting principles (“GAAP”) as we do not have sufficient historical share option exercise experience. This approach resulted in an expected term of 6.5 years. The advisory firms use a full ten-year expected term for their stock option valuations, regardless of the Company’s circumstances.

CEO Compensation Structure
The following table summarizes Mr. Vitale’s compensation for fiscal 2016:

Pay Element	Description
Total Compensation Opportunity
Base salary, target bonus, and the regular equity grant approved in November 2015 were set at approximately the size-adjusted 50th percentile (based on the August 2015 competitive pay study).
Including the amortized value of the special retention equity grant, Mr. Vitale’s total compensation opportunity was positioned at approximately the size-adjusted 75th percentile for TSR performance that has far exceeded the 75th percentile for our peer companies and the broader U.S. market.

Base Salary	$1,000,000
Target Bonus	120% of base salary
Equity Grant-Regular (November 2015)(1)	130,000 stock options and 40,000 RSUs with three-year ratable vesting Approximately $5M grant date fair value comprised of 52% option value and 48% RSU value
Equity Grant-Retention (February 2016)(1)	RSUs with five-year “cliff” vesting (no vesting until February 2021) Approximately $10M grant date fair value ($2M when amortized over five-year vesting schedule)

(1)
The grant date fair values for our equity grants represent the FASB ASC Topic 718 value for accounting and proxy reporting purposes. These values vary from the proxy advisory firms’ calculations due to differences in Black-Scholes stock option pricing model assumptions. We believe the FASB ASC Topic 718 value is the most acceptable and consistent valuation model to utilize for these valuations.

Other Compensation Policies
Stock Ownership Guidelines
We have stock ownership guidelines applicable to non-employee directors and corporate executive officers. Our Board of Directors believes it is in the best interests of the Company and our shareholders to align the financial interests of executive officers and non-employee directors with those of our shareholders. Our guideline structure is as follows:

•	Mr. Stiritz - $15,000,000 in value of the Company’s stock

•	Chief Executive Officer - 5 times salary

•	Executive Officers - 2 times salary

•	Non-Employee Directors - 5 times annual retainer
Participants are expected to comply with the ownership requirements within five years of an appointment to a qualified position. As of September 30, 2016, over 80% of participants were in compliance with the ownership requirements, and all who are not compliant are still within the five-year timeframe for compliance. The categories of stock ownership that satisfy the ownership criteria include:

•	Shares owned directly or indirectly (e.g. by spouse or trust),

•	Unvested cash or stock-settled restricted stock or restricted stock units,

•	Shares invested in the Savings Investment Plan or the Executive Savings Investment Plan, and

•	Share equivalents under our deferred compensation plans.
Unvested stock options and stock appreciation rights are not included when determining compliance with the guidelines. The Committee is responsible for monitoring the application of the stock ownership guidelines and may modify the guidelines in its discretion, including as a result of dramatic or unexpected changes in the market value of Post common stock. The Committee has the discretion to enforce these stock ownership guidelines on a case-by-case basis.
Recoupment (“Clawback”) Policy
We have an executive compensation “clawback” policy in connection with performance-based compensation. The clawback policy provides that in the event there is a restatement of the Company’s financial results, other than due to a change in applicable accounting methods, rules or interpretations, the Committee, to the extent allowable under applicable law, has the authority to recoup performance-based compensation paid to a director or executive officer during the three-year period preceding the restatement if (i) the restatement would result in the payment of a reduced award if the award were recalculated based on the restated results and (ii) the director or executive officer engaged in fraud or intentional illegal conduct which materially contributed to the need for such restatement.  The policy went into effect on May 4, 2015 and applies to all performance-based compensation granted, paid or credited after May 4, 2015.
Policy on Hedging and Pledging Company Stock
We have a policy that prohibits directors and executive officers from engaging in derivative or hedging transactions in the Company’s securities, and a policy that prohibits pledging of shares by directors and executive officers.  Specifically, the policy prohibits directors and executive officers from (i) purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of the Company’s common stock or other equity securities or (ii) pledging, hypothecating, or otherwise encumbering shares of the Company’s common stock or other equity securities as collateral for indebtedness, including holding such shares in a margin account.  The policy was adopted on May 4, 2015.
Compensation Risk Assessment
The Committee is responsible for overseeing the risks relating to compensation policies and practices affecting senior management on an ongoing basis. The Committee believes our governance policies and compensation structure result in a compensation system that is not reasonably likely to lead to management decisions that would have a material adverse effect on the Company. The following features of our program mitigate this risk:

•	The Committee retains an independent compensation advisor to assist with annual compensation decisions;

•
The Board approves the Senior Management Bonus Program financial goals at the start of the fiscal year, and approves the performance achievement level and final payments earned at the end of the fiscal year;

•	The Senior Management Bonus Program caps potential payouts at 150% of the target opportunity to mitigate potential windfalls;

•	We utilize a mix of cash and equity variable incentive programs, and all equity awards are subject to multi-year vesting;

•	We utilize a portfolio of equity award types;

•
We utilize competitive general and change-in-control severance programs to help ensure executives continue to work towards the shareholders’ best interests in light of potential employment uncertainty;

•	Executive officers are subject to minimum stock ownership guidelines and limitations on trading in our securities, including prohibitions on hedging and pledging; and

•	An incentive clawback policy permits the Company to recoup compensation paid on the basis of financial results that are subsequently restated.
Limitations on Deductibility of Compensation
Section 162(m) of the Internal Revenue Code sets a limit on deductible compensation of $1,000,000 per person, per year for the chief executive officer and the next three highest-paid executives (excluding the chief financial officer). However, the deduction limit does not apply if the compensation is strictly performance-based. In establishing total compensation for such officers, the Committee considers the effect of Section 162(m). However, corporate objectives may not always be consistent with the requirements for full deductibility. Therefore, deductibility is not the sole factor used in setting the appropriate compensation levels paid by the Company and decisions leading to future compensation levels may not be fully deductible under Section 162(m). We believe this flexibility enables us to respond to changing business conditions or to an executive’s exceptional individual performance.
Benefits and Perquisites
Retirement—Deferred Compensation
We maintain deferred compensation plans for non-employee directors and key employees. The deferred compensation plan allows eligible employees to defer all or a portion of any bonus earned on a pre-tax basis. The committee that administers the plan may determine that matching contributions may be made for any of Post’s fiscal years. Absent such determination, no matching contribution is made. We also maintain an executive savings investment plan which permits eligible employees to make pre-tax deductions between 1% and 44% of their annual compensation. Income taxes on the amounts deferred and any investment gains are deferred until distributed. The plan does not provide for Company matching contributions. The plan does permit, if approved, a discretionary annual employer contribution.

Deferred compensation may be invested in Post common stock equivalents or in a number of funds operated by Vanguard Fund Group, Inc. with a variety of investment strategies and objectives. Under this plan, distribution of deferrals invested in common stock equivalents are made in cash in the amount of the value of such equivalents at the time of retirement, and deferrals invested in the Vanguard funds are made in cash. A number of investment funds are available as “benchmark” investment options. Amounts contributed continue to grow on a tax-deferred basis until distributed. We do not guarantee the rate of return of any fund. As with any deferred compensation plan, there are restrictions on deferral and distribution elections as well as potential financial exposure to changes in our financial health. These plans allow executives to accumulate funds for retirement. See the subsection Non-Qualified Deferred Compensation on page 36 for further information.
Perquisites
We provide executives limited perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation philosophy. These benefits help retain and attract superior employees for key positions. The Committee reviews the levels of perquisites and other benefits periodically.
Except as noted below, currently the only perquisite provided is personal use of our corporate aircraft. Our executive officers may use the plane for personal use with prior authorization of the Chief Executive Officer. Our Committee has the authority to grant tax gross-ups related to such use. The Committee can authorize tax gross-ups related to such use provided that they do not exceed $100,000 for any individual or $200,000 in the aggregate during any fiscal year, which limits remained in effect for fiscal 2016. The Committee reviews the levels of perquisites and other benefits periodically. Personal use of the Company aircraft is discussed in the Summary Compensation Table below where applicable.
In addition, Mr. Neugent receives a $12,000 car allowance per fiscal year. This car allowance is discussed in the Summary Compensation Table below where applicable.
Change in Control Coverage
Each member of our senior management, including the NEOs whose compensation is discussed herein, except for Mr. Stiritz, has entered into a management continuity agreement or is a participant in a change in control severance compensation policy. The management continuity agreements are intended to promote stability and continuity of senior management in the event of an actual or anticipated change in control of Post. The Board of Directors authorized these agreements in recognition of the importance to us and our shareholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. Our Board of Directors is of the opinion that a properly designed change in control agreement protects shareholder interest by providing (i) incentives to remain with the Company despite uncertainties while a transaction is under consideration or pending, (ii) assurance of severance benefits for terminated employees, and (iii) access to equity components of total compensation after a change in control. Mr. Neugent has not entered into a management continuity agreement as he is currently a participant in a legacy MOM Brands Company change in control severance compensation policy.
Under the management continuity agreements, an NEO may receive (i) a lump sum severance payment equal to the present value of three years of base pay plus the present value of the greater of three years of (A) the NEO’s target bonus for the year in which termination occurred and (B) the NEO’s last annual bonus preceding the termination or change in control (whichever is greater), (ii) a lump sum payout equal to the actuarial value of continued participation in certain welfare benefit plans or equivalent benefits, (iii) outplacement assistance, and (iv) reimbursement for certain litigation expenses.
Under the MOM Brands severance policy, if Mr. Neugent is terminated by Post without “just cause” or if he terminates his employment with Post for “good reason” (these circumstances are more fully described in Potential Payments upon Termination of Employment or Change in Control starting on page 37), he may receive (i) a lump sum severance payment equal to two years of his base pay and target annual bonus, (ii) a lump sum severance payment equal to a pro rata portion of his target annual bonus for the year in which termination occurs, (iii) a lump sum payment equal to twenty-four times the monthly premium for coverage under certain welfare benefit plans or equivalent plans, and (iv) outplacement assistance.
Further information regarding payments under the management continuity agreements and the MOM Brands severance policy for the corporate officers named in this proxy statement is provided in Potential Payments upon Termination of Employment or Change in Control starting on page 37.
Executive Severance Plan
We adopted an executive severance plan in fiscal 2015 (which we amended in fiscal 2016), which generally provides the following benefits in the event of a termination of employment by us without cause or by the executive for good reason:

•	Two times the executive’s annual base salary and target bonus, plus $20,000;

•	Prorated bonus for the year of termination;

•
For any equity award with a time-based vesting schedule that is not pro rata, or with a vesting schedule that does not provide for any vesting on or before the first anniversary of the date of grant of the equity award, vesting of the equity award as if there was a three-year pro rata vesting schedule with vesting occurring on the first, second and third anniversaries of the date of grant (to the extent the equity award had not already vested at a greater percentage);

•	12 weeks of COBRA subsidy at active employee rates upon timely election of COBRA; and

•	Outplacement services.
All of our NEOs, except for Mr. Stiritz and Mr. Neugent, are eligible for these benefits. In order to receive the benefits, the executive must sign a release of claims against the Company.
We believe that the management continuity agreements, the MOM Brands severance policy and the Executive Severance Plan are fair to the executives and to our shareholders and, because the severance benefits are agreed to before a possible termination, they avoid the need for protracted negotiations at the termination date.

Summary Compensation Table
The following table shows information about the compensation of our Chief Executive Officer, our Chief Financial Officer, the three most highly compensated officers who were serving as named executive officers at September 30, 2016, and our former Executive Chairman for whom disclosure would not have been provided but for the fact that he served as one of our principal executive officers for part of fiscal year 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)(5)	Stock Awards ($)(6)	Option Awards ($)(7)	Non-Equity Incentive Plan Compensation ($)(8)	Changes in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(9)	All Other Compensation ($)(10)	Total ($)
William P. Stiritz (1)	2016	—	—	—	—	—	—	120,132	120,132
Former Executive Chairman	2015	1	—	—	3,216,694	—	—	99,026	3,315,721
	2014	1	—	—	5,500,375	—	—	183,229	5,683,605
Robert V. Vitale	2016	975,000	—	12,419,957	2,629,121	1,800,000	27,752	158,658	18,010,488
President & CEO	2015	775,000	—	844,750	6,308,581	1,440,000	—	97,594	9,465,925
	2014	500,000	—	765,700	1,362,884	100,000	3,290	46,503	2,778,377
Jeff A. Zadoks	2016	462,500	—	605,000	404,480	712,500	14,645	58,604	2,257,729
SVP & CFO	2015	367,500	—	337,900	—	562,500	—	53,760	1,321,660
	2014	285,000	—	1,330,850	—	205,200	5,116	18,353	1,844,519
James E. Dwyer, Jr. (2)	2016	657,692	—	756,250	778,624	990,000	—	36,744	3,219,310
EVP; President & CEO,	2015	640,385	—	675,800	1,107,162	900,000	—	2,640	3,325,987
Michael Foods Group
Richard R. Koulouris (3)	2016	521,875	—	756,250	778,624	262,500	—	78,390	2,397,639
EVP; President & CEO,	2015	322,115	50,000	954,000	1,556,800	750,000	—	57,934	3,690,849
Private Brands
Christopher J. Neugent (4)	2016	619,988	—	756,250	778,624	937,500	—	38,752	3,131,114
President & CEO,
Post Consumer Brands
_________

(1)	Mr. Stiritz resigned as Executive Chairman of the Company effective February 2, 2016, however, he continues in his role as Chairman of the Board of Directors.

(2)
Mr. Dwyer joined the Company effective June 2, 2014. Mr. Dwyer did not enroll in the Company’s Executive Savings Investment Plan or Deferred Compensation Plan for Key Employees during fiscal year 2016.

(3)
Mr. Koulouris joined the Company effective February 9, 2015. Mr. Koulouris did not enroll in the Company’s Executive Savings Investment Plan or Deferred Compensation Plan for Key Employees during fiscal year 2016.

(4)
Mr. Neugent joined the Company effective May 4, 2015. Mr. Neugent did not enroll in the Company’s Executive Savings Investment Plan or Deferred Compensation Plan for Key Employees during fiscal year 2016.

(5)	For Mr. Koulouris, this amount represents a signing bonus awarded upon joining the Company.

(6)
The amounts relate to awards of restricted stock units granted in the fiscal year and reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, and do not correspond to the actual value that will be realized by the named executive officers. See Note 17 to the Company’s fiscal year 2016 financial statements in the Company’s Annual Report on Form 10-K for a discussion of the determination of these amounts under FASB ASC Topic 718. For Mr. Vitale, in fiscal 2016 this amount includes two restricted stock unit awards: (i) an annual grant on November 16, 2015 and (ii) a grant on February 2, 2016 in recognition of his service as CEO.

(7)
The amounts relate to option awards granted in the fiscal year and reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and do not correspond to the actual amount that will be realized upon exercise by the named executive officers. See Note 17 to the Company’s fiscal year 2016 financial statements in the Company’s Annual Report on Form 10-K for a discussion of the determination of these amounts under FASB ASC Topic 718. For Mr. Vitale, in fiscal 2015 this amount includes two option awards: (i) an annual grant on October 9, 2014 and (ii) a grant on February 17, 2015 in recognition of his promotion to President and CEO.

(8)
The amounts reported in this column reflect bonuses earned by the named executive officers during the fiscal year under our Senior Management Bonus Program, discussed above in our Compensation Discussion and Analysis.

(9)
The amounts reported in this column represent the aggregate earnings on the respective named executive officer’s account under our Executive Savings Investment Plan and Deferred Compensation Plan for Key Employees. These amounts are included in the Non-Qualified Deferred Compensation Plan table below.

(10)	Amounts shown in the “All Other Compensation” column include the following:

Name	Year	Matching Contributions ($)	Life Insurance Premiums ($)	Personal Use of Aircraft ($) (a)	Tax Gross-Ups ($) (b)	Miscellaneous ($)	Total ($)
William P. Stiritz	2016	—	—	80,680	39,452	—	120,132
	2015	—	—	75,000	24,026	—	99,026
	2014	—	—	155,241	27,988	—	183,229
Robert V. Vitale	2016	136,599	905	13,733	7,421	—	158,658
	2015	72,600	1,478	17,121	6,395	—	97,594
	2014	15,600	1,478	26,037	3,388	—	46,503
Jeff A. Zadoks	2016	57,699	905	—	—	—	58,604
	2015	45,612	1,478	5,303	1,367	—	53,760
	2014	16,875	1,478	—	—	—	18,353
James E. Dwyer, Jr.	2016	15,900	905	16,553	3,386	—	36,744
	2015	—	1,649	—	991	—	2,640
Richard R. Koulouris	2016	11,063	905	44,999	21,423	—	78,390
	2015	—	986	42,778	14,170	—	57,934
Christopher J. Neugent	2016	17,581	734	—	—	20,437 (c)	38,752
_________

(a)
Amounts are based on the aggregate incremental cost to us of the named executive officer’s use of our aircraft. The incremental cost is calculated by dividing the total estimated variable costs (such as fuel, landing fees, employed pilot incidentals, contract pilot fees, on-board catering and flight crew expenses) by the total flight hours for such year and multiplying such amount by the individual’s total number of flight hours for non-business use for the year.  Incremental costs do not include certain fixed costs that we incur by virtue of owning the plane, including depreciation, employed pilot salaries and benefits, hangar fees, and maintenance.   Spouses and guests of executives occasionally fly on the aircraft as additional passengers on business flights.  In those cases, the aggregate incremental cost is a de minimis amount, and no amounts are therefore reported; however, these flights are treated as taxable under the Internal Revenue Service’s Standard Industry Fare Level (“SIFL”) formula for imputing taxable income for such use.

(b)
Executive officers may use the aircraft for personal use (including for spouses and guests) so long as the value of such use is treated as taxable compensation to the individual.  We report the SIFL rates for such use in each executive’s taxable wages.  We reimburse our executive officers for amounts necessary to offset the impact of income taxes relating to such use.

(c)	Amount includes Mr. Neugent’s car allowance ($12,000) and a one-time payment as a result of being unable to participate in the Company’s non-qualified deferred compensation plans ($8,437).

Supplemental Summary Compensation Table
The following table presents additional information on the compensation of our named executive officers during fiscal 2016 that differs from the Summary Compensation Table presented immediately above and is intended to illustrate the longer term nature of the equity awards granted to our executive officers. The above Summary Compensation Table was prepared in accordance with SEC requirements and shows, in the “Stock Awards” and “Option Awards” columns, the corresponding grant date fair value for the awards as reflected in our financial statements. The following table presents, in the “Stock Awards” column, the market value of shares underlying the RSUs which vested during fiscal 2016 and, in the “Option Awards” column, the intrinsic value (the difference between the market value of the shares and the exercise price of the option) of stock options exercised during the respective year. The other columns in the table are the same as those used in our Summary Compensation Table above.
This table is not intended to be a substitute for the Summary Compensation Table shown above. However, we believe the table provides a useful comparison of the difference between the grant date fair value for an award under applicable accounting standards and the actual value an executive received in the year ended September 30, 2016. Please see the table Outstanding Equity Awards at Fiscal Year End below for a list of each named executive officer’s outstanding equity awards and their vesting/ exercisable schedules.

Name and Principal Position	Year	Salary ($)	Bonus ($)(5)	Stock Awards ($)(6)	Option Awards ($)(7)	Non-Equity Incentive Plan Compensation ($)(8)	Changes in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(9)	All Other Compensation ($)(10)	Total ($)
William P. Stiritz (1)	2016	—	—	—	5,114,000	—	—	120,132	5,234,132
Former Executive Chairman	2015	1	—	—	—	—	—	99,026	99,027
	2014	1	—	5,232,308	—	—	—	183,229	5,415,538
Robert V. Vitale	2016	975,000	—	891,073	—	1,800,000	27,752	158,658	3,852,483
President & CEO	2015	775,000	—	474,575	—	1,440,000	—	97,594	2,787,169
	2014	500,000	—	318,107	—	100,000	3,290	46,503	967,900
Jeff A. Zadoks	2016	462,500	—	461,310	—	712,500	14,645	58,604	1,709,559
SVP & CFO	2015	367,500	—	235,221	—	562,500	—	53,760	1,218,981
	2014	285,000	—	151,086	—	205,200	5,116	18,353	664,755
James E. Dwyer, Jr. (2)	2016	657,692	—	403,226	—	990,000	—	36,744	2,087,662
EVP; President & CEO,	2015	640,385	—	—	—	900,000	—	2,640	1,543,025
Michael Foods Group
Richard R. Koulouris (3)	2016	521,875	—	470,086	—	262,500	—	78,390	1,332,851
EVP; President & CEO,	2015	322,115	50,000	—	—	750,000	—	57,934	1,180,049
Private Brands
Christopher J. Neugent (4)	2016	619,988	—	—	—	937,500	—	38,752	1,596,240
President & CEO,
Post Consumer Brands
_________

(1)	Mr. Stiritz resigned as Executive Chairman of the Company effective February 2, 2016, however, he continues in his role as Chairman of the Board of Directors.

(2)
Mr. Dwyer joined the Company effective June 2, 2014. Mr. Dwyer did not enroll in the Company’s Executive Savings Investment Plan or Deferred Compensation Plan for Key Employees during fiscal year 2016.

(3)
Mr. Koulouris joined the Company effective February 9, 2015. Mr. Koulouris did not enroll in the Company’s Executive Savings Investment Plan or Deferred Compensation Plan for Key Employees during fiscal year 2016.

(4)
Mr. Neugent joined the Company effective May 4, 2015. Mr. Neugent did not enroll in the Company’s Executive Savings Investment Plan or Deferred Compensation Plan for Key Employees during fiscal year 2016.

(5)	For Mr. Koulouris, this amount represents a signing bonus awarded upon joining the Company.

(6)
In this Supplemental Summary Compensation Table, the Company has shown the actual financial benefit to the executive officers from stock awards that vested during the applicable year. For Mr. Vitale, in fiscal 2016 this amount includes two restricted stock unit awards: (i) an annual grant on November 16, 2015 and (ii) a grant on February 2, 2016 in recognition of his service as CEO.

(7)
In this Supplemental Summary Compensation Table, the Company has shown the actual financial benefit to the executive officers from options that were exercised during the applicable year. For Mr. Vitale, in fiscal 2015 this amount includes two option awards: (i) an annual grant on October 9, 2014 and (ii) a grant on February 17, 2015 in recognition of his promotion to President and CEO.

(8)
The amounts reported in this column reflect bonuses earned by the named executive officers during the fiscal year under our Senior Management Bonus Program, discussed above in our Compensation Discussion and Analysis.

(9)
The amounts reported in this column represent the aggregate earnings on the respective named executive officer’s account under our Executive Savings Investment Plan and Deferred Compensation Plan for Key Employees. These amounts are included in the Non-Qualified Deferred Compensation Plan table below.

(10)	Amounts shown in the “All Other Compensation” column include the following:

Name	Year	Matching Contributions ($)	Life Insurance Premiums ($)	Personal Use of Aircraft ($) (a)	Tax Gross-Ups ($) (b)	Miscellaneous ($)	Total ($)
William P. Stiritz	2016	—	—	80,680	39,452	—	120,132
	2015	—	—	75,000	24,026	—	99,026
	2014	—	—	155,241	27,988	—	183,229
Robert V. Vitale	2016	136,599	905	13,733	7,421	—	158,658
	2015	72,600	1,478	17,121	6,395	—	97,594
	2014	15,600	1,478	26,037	3,388	—	46,503
Jeff A. Zadoks	2016	57,699	905	—	—	—	58,604
	2015	45,612	1,478	5,303	1,367	—	53,760
	2014	16,875	1,478	—	—	—	18,353
James E. Dwyer, Jr.	2016	15,900	905	16,553	3,386	—	36,744
	2015	—	1,649	—	991	—	2,640
Richard R. Koulouris	2016	11,063	905	44,999	21,423	—	78,390
	2015	—	986	42,778	14,170	—	57,934
Christopher J. Neugent	2016	17,581	734	—	—	20,437 (c)	38,752
_________

(a)
Amounts are based on the aggregate incremental cost to us of the named executive officer’s use of our aircraft. The incremental cost is calculated by dividing the total estimated variable costs (such as fuel, landing fees, employed pilot incidentals, contract pilot fees, on-board catering and flight crew expenses) by the total flight hours for such year and multiplying such amount by the individual’s total number of flight hours for non-business use for the year.  Incremental costs do not include certain fixed costs that we incur by virtue of owning the plane, including depreciation, employed pilot salaries and benefits, hangar fees, and maintenance.   Spouses and guests of executives occasionally fly on the aircraft as additional passengers on business flights.  In those cases, the aggregate incremental cost is a de minimis amount, and no amounts are therefore reported; however, these flights are treated as taxable under the Internal Revenue Service’s Standard Industry Fare Level (“SIFL”) formula for imputing taxable income for such use.

(b)
Executive officers may use the aircraft for personal use (including for spouses and guests) so long as the value of such use is treated as taxable compensation to the individual.  We report the SIFL rates for such use in each executive’s taxable wages.  We reimburse our executive officers for amounts necessary to offset the impact of income taxes relating to such use.

(c)	Amount includes Mr. Neugent’s car allowance ($12,000) and a one-time payment as a result of being unable to participate in the Company’s non-qualified deferred compensation plans ($8,437).

Grants of Plan-Based Awards for the Fiscal Year Ended September 30, 2016
The following table provides, for each of the named executive officers, information concerning cash awards under our annual incentive plan for fiscal 2016 and grants of equity awards made during fiscal 2016. The non-equity incentive plan awards disclosed below are part of the Post Holdings, Inc. Senior Management Bonus Program adopted on May 4, 2015. The plan has threshold, target and maximum payouts, as set forth below, based on achievement of personal and/or corporate performance measures. Awards of options or restricted stock units were made under our 2012 Long-Term Incentive Plan, except for one award of restricted stock units below which is noted as being made under our 2016 Long-Term Incentive Plan. In November 2016, the Compensation Committee met to review performance, and payments were made to each of the named executive officers based on a combination of achievement of the corporate performance measures and personal performance measures in the amounts set forth in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)
William P. Stiritz	Annual Incentive	—	—	—	—				—
	Options	—					—	—	—
	Restricted Stock Units	—				—			—
Robert V. Vitale	Annual Incentive		600,000	1,200,000	1,800,000
	Options	11/16/2015					130,000	60.50	2,629,121
	Restricted Stock Units	11/16/2015				40,000			2,420,000
	Restricted Stock Units (5)	02/02/2016				174,855			9,999,957
Jeff A. Zadoks	Annual Incentive		237,500	475,000	712,500
	Options	11/16/2015					20,000	60.50	404,480
	Restricted Stock Units	11/16/2015				10,000			605,000
James E. Dwyer, Jr.	Annual Incentive		330,000	660,000	990,000
	Options	11/16/2015					38,500	60.50	778,624
	Restricted Stock Units	11/16/2015				12,500			756,250
Richard R. Koulouris	Annual Incentive		262,500	525,000	787,500
	Options	11/16/2015					38,500	60.50	778,624
	Restricted Stock Units	11/16/2015				12,500			756,250
Christopher J. Neugent	Annual Incentive		312,500	625,000	937,500
	Options	11/16/2015					38,500	60.50	778,624
	Restricted Stock Units	11/16/2015				12,500			756,250
_________

(1)
These columns consist of threshold, target and maximum annual incentive targets for fiscal 2016. The “Threshold” column represents the minimum amount payable to the named executive officers. The “Target” column represents the payout amount if the specified performance targets are achieved. The “Maximum” column represents the maximum payout possible under the applicable bonus program in fiscal 2016. See the Summary Compensation Table for actual amounts paid under these programs.

(2)	This column contains the number of shares of RSUs granted in fiscal 2016.

(3)	This column contains the number of non-qualified stock options granted in fiscal 2016.

(4)
Represents the grant date fair value of options and RSUs, which were calculated in accordance with FASB ASC Topic 718 based on the closing market price per share of Post’s common stock on the date of grant ($60.50 per share on November 16, 2015 and $57.19 per share on February 2, 2016).

(5)	Award made under our 2016 Long Term Incentive Plan.

Outstanding Equity Awards at September 30, 2016
The following table sets forth information on exercisable and unexercisable options, stock appreciation rights and unvested restricted stock unit awards held by the named executive officers named in this proxy statement on September 30, 2016.

	Option/SAR Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options/SAR (#) Exercisable		Number of Securities Underlying Unexercised Options/SAR (#) Unexercisable		Option/SAR Exercise Price ($)		Option/SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (16)
William P. Stiritz	1,350,000	(1)	—		31.25		5/29/2022
Former Executive Chairman	400,000	(2)	200,000		40.30		10/15/2023
	333,333	(3)	666,667		55.00	(3)	10/9/2024
Robert V. Vitale	100,000	(1)	—		31.25		5/29/2022	19,000	(9)	1,466,230
Chief Executive Officer	—		100,000	(4)	33.89		11/19/2022	6,334	(10)	488,795
	66,666	(2)	33,334		40.30		10/15/2023	16,667	(11)	1,286,192
	41,666	(5)	83,334		33.79		10/09/2024	40,000	(12)	3,086,800
	100,000	(6)	200,000		49.48		02/27/2025	174,855	(13)	13,493,560
	—		130,000	(7)	60.50		11/16/2025
Jeff A. Zadoks	—		20,000	(7)	60.50		11/16/2025	2,500	(10)	192,925
SVP, Chief Financial Officer								20,000	(14)	1,543,400
								6,667	(11)	514,492
								10,000	(12)	771,700
James E. Dwyer, Jr.	33,333	(5)	66,667		33.79		10/9/2024	13,334	(11)	1,028,985
EVP; President & CEO, Michael Foods Group	—		38,500	(7)	60.50		11/16/2025	12,500	(12)	964,625

Richard R. Koulouris	33,333	(8)	66,667		47.70		5/4/2025	13,334	(15)	1,028,985
EVP; President & CEO, Private Brands	—		38,500	(7)	60.50		11/16/2025	12,500	(12)	964,625

Christopher J. Neugent	—		38,500	(7)	60.50		11/16/2025	12,500	(12)	964,625
President & CEO, Post Consumer Brands

_________

(1)	Non-qualified stock options; exercisable in equal installments on May 29, 2013, 2014 and 2015.

(2)	Non-qualified stock options; exercisable in equal installments on October 15, 2014, 2015 and 2016.

(3)
Non-qualified stock options; exercisable in equal installments on October 9, 2015, 2016 and 2017. Although the stock price on the date of grant was $33.79, the option awards were granted to Mr. Stiritz at an exercise price of $55.00.

(4)	Non-qualified stock options; exercisable in one installment on November 19, 2019.

(5)	Non-qualified stock options; exercisable in equal installments on October 9, 2015, 2016 and 2017.

(6)	Non-qualified stock options; exercisable in equal installments on February 27, 2016, 2017 and 2018.

(7)	Non-qualified stock options; exercisable in equal installments on November 16, 2016, 2017 and 2018.

(8)
Stock appreciation rights; exercisable in equal installments on May 4, 2016, 2017 and 2018. Upon exercise of any vested portion of the SAR, Mr. Koulouris will receive a cash amount equal to the excess of the fair market value of the shares over the purchase price per share.

(9)	Restricted stock units; restrictions lapse in one installment on November 19, 2019. The restricted stock units will be paid in shares of the Company’s common stock within 60 days of the vesting date.

(10)
Represents remaining unvested portion of a grant of restricted stock units which at the time of grant had restrictions lapsing in equal installments on October 15, 2014, 2015 and 2016. The restricted stock units for Mr. Vitale will be paid in shares of the Company’s common stock within 60 days from each of the applicable vesting dates. The restricted stock units for Mr. Zadoks will be paid out in cash within 60 days from each of the applicable vesting dates.

(11)
Represents remaining unvested portion of a grant of restricted stock units which at the time of grant had restrictions lapsing in equal installments on October 9, 2015, 2016 and 2017. The restricted stock units for Messrs. Vitale and Dwyer will be paid in shares of the Company’s common stock within 60 days from each of the applicable vesting dates. The restricted stock units for Mr. Zadoks will be paid out in cash within 60 days from each of the applicable vesting dates.

(12)
Restricted stock units; restrictions lapse in equal installments on November 16, 2016, 2017 and 2018. The restricted stock units will be paid in shares of the Company’s common stock within 60 days from each of the applicable vesting dates.

(13)	Restricted stock units; restrictions lapse in one installment on February 2, 2021. The restricted stock units will be paid in shares of the Company’s common stock within 60 days of the vesting date.

(14)
Restricted stock units; restrictions lapse in equal installments on June 17, 2020, 2021, 2022, 2023 and 2024. Each restricted stock unit for Mr. Zadoks will be paid out in cash equal to the greater of the grant date price of $51.43 or the fair market value of one share of the Company’s common stock on the applicable vesting dates and within 60 days from each of the applicable vesting dates.

(15)
Represents remaining unvested portion of a grant of restricted stock units which at the time of grant had restrictions lapsing in equal installments on May 4, 2016, 2017 and 2018. The restricted stock units will be paid in shares of the Company’s common stock within 60 days from each of the applicable vesting dates.

(16)	Based on our closing stock price of $77.17 on September 30, 2016.

Option and Stock Appreciation Rights Exercises and Stock Vested
for the Fiscal Year Ended September 30, 2016

	Option/SAR Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William P. Stiritz	200,000	5,114,000	—	—	(1)
Robert V. Vitale	—	—	14,666	891,073
Jeff A. Zadoks	—	—	7,500	461,310
James E. Dwyer, Jr.	—	—	6,666	403,226
Richard R. Koulouris	—	—	6,666	470,086
Christopher J. Neugent	—	—	—	—
_________

(1)	No stock awards vested during fiscal 2016, however, Mr. Stiritz’s 312,500 vested shares were delivered to him six months after his resignation as an executive officer of the Company.
Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights		Weighted Average of Exercise Price of Outstanding Options and Rights ($) (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	4,951,833	(2)	42.15	2,200,602	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	4,951,833		—	2,200,602
_________

(1)	Weighted average exercise price of outstanding options and stock appreciation rights; excludes restricted stock units.

(2)
The number in this column includes 4,255,500 shares of outstanding non-qualified stock options, 543,502 outstanding restricted stock units which will be settled in shares of our common stock, 150,000 stock appreciation rights (“SARs”) held by our non-management directors, and 2,831 outstanding SARs which were converted from Ralcorp awards to Post awards. Excludes SARs and restricted stock units which, by their terms, will be settled in cash.

(3)	These shares are issuable under the Post Holdings, Inc. 2016 Long-Term Incentive Plan.

Non-Qualified Deferred Compensation
We maintain non-qualified deferred compensation plans for non-management directors and key employees, as well as a non-qualified Executive Savings Investment Plan. Participation in the Deferred Compensation Plan for Key Employees and the Executive Savings Investment Plan is limited to a select group of management or highly-compensated employees.
Under the Deferred Compensation Plan for Key Employees, eligible employees may elect to defer payment of all or a portion of their eligible annual bonuses until some later date. The Corporate Governance and Compensation Committee that administers the plan may determine that matching discretionary contributions may be made for a particular fiscal year.  Absent such determination, no matching contribution is made. The Executive Savings Investment Plan allows eligible employees to make pre-tax deductions between 1% and 44% of their cash compensation. In addition, the Company has the ability to provide a discretionary employer contribution at the times and in the amounts designated by the Company.
Both of the employee plans offer measurement investment funds that participants may choose for purposes of crediting or debiting hypothetical investment gains and losses to their accounts. The hypothetical investments offered are Post common stock equivalents and a number of funds operated by The Vanguard Group Inc. with a variety of investment strategies and objectives. Income taxes on the amounts deferred and any investment gains are deferred until distribution. Under both plans, distributions of deferrals hypothetically invested in common stock equivalents are generally made in shares of our common stock, while deferrals hypothetically invested in the Vanguard funds are made in cash.

The following table provides additional information with respect to the participation of our named executive officers in our non-qualified deferred compensation plans through September 30, 2016.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
William P. Stiritz	—	—	—	—	—
Robert V. Vitale	97,500	120,699	27,752	—	385,034
Jeff A. Zadoks	18,500	41,799	14,645	—	171,857
James E. Dwyer, Jr.	—	—	—	—	—
Richard R. Koulouris	—	—	—	—	—
Christopher J. Neugent	—	—	—	—	—
_________

(1)	These amounts reflect deferrals into the Executive Savings Investment Plan and our Deferred Compensation Plan for Key Employees as of September 30, 2016.

(2)	These amounts are included in the “All Other Compensation” column of the Summary Compensation Table and reflect our matching contributions to the Executive Savings Investment Plan.

Potential Payments Upon Termination of Employment or Change in Control
Each of our named executive officers, with the exception of Mr. Stiritz and Mr. Neugent, has entered into a Management Continuity Agreement that sets forth the compensation and benefits that he or she will receive in the event of the officer’s involuntary termination in association with a change in control of Post Holdings, Inc., and each except for Mr. Stiritz and Mr. Neugent is a participant in the Post Holdings, Inc. Executive Severance Plan, which provides compensation in the event of an involuntary termination of employment absent a change in control. Mr. Neugent is a participant in a legacy MOM Brands Company change in control severance compensation policy. A description of the terms of the Management Continuity Agreements, the Executive Severance Plan and the MOM Brands severance policy is below. In addition, information about treatment of equity awards and non-qualified deferred compensation in the event of involuntary termination and/or a change in control, as well as information about enhanced benefits available to Mr. Dwyer under his letter agreement (see description in the subsection Employment Agreements - Letter Agreement - Mr. Dwyer) is also provided below.
Potential Payments under the Management Continuity Agreements
As discussed in the subsection Compensation Discussion and Analysis, the Management Continuity Agreements are meant to promote the stability and continuity of senior management in the event of an actual or anticipated change in control. The agreements provide severance compensation to the executive officer in the event of the officer’s involuntary termination in association with a change in control. In general, a change in control occurs upon (i) the acquisition by any person, entity or group of either beneficial ownership of 50% or more of our common stock (subject to exceptions for acquisitions by us, our subsidiaries or our employee benefit plans) or all or substantially all of our assets or (ii) individuals who would have qualified as “continuing directors” shall have ceased for any reason to constitute at least a majority of our Board of Directors. A “continuing director” means any member of our Board as of February 3, 2012 who has remained a member of the Board and any other director who was recommended or appointed to succeed as a continuing director by at least two-thirds of the continuing directors then in office. All of our current directors would be “continuing directors.” A change in control does not include a transaction pursuant to which a third party acquires one or more of our businesses by acquiring all of our common stock while leaving our remaining businesses in a separate public company, commonly known as a Morris Trust transaction, unless the businesses so acquired constitute all or substantially all of our businesses.
In the event of a change in control, the compensation provided would be in the form of a lump sum payment equal to the present value of continuing (a) the officer’s salary and (b) the greater of (i) the officer’s target bonus for the year in which termination occurred and (ii) the officer’s last annual bonus preceding the termination or change in control (whichever is greater), for three years following the officer’s involuntary termination of employment within two years following a change in control, and the payment of other benefits (as described below). In the event the officer’s employment is involuntarily terminated within 270 days prior to a change in control, and the officer objects to such termination, he or she also is eligible for compensation and benefits under the Management Continuity Agreement.
Each officer also would be eligible to receive the following severance benefits: (i) payment in lump sum of the actuarial value of continuation during the applicable period of the officer’s participation in each life, health, accident and disability plan in which the officer was entitled to participate immediately prior to the change in control, (ii) payment of any actual costs and expenses incurred by the officer for litigation related to the enforcement of the Management Continuity Agreement, and (iii) payment of up to $20,000 of costs or expenses incurred for outplacement assistance. Payments are to be made by the Company or the subsidiary that employed the officer.

No payments would be made if the officer’s termination is due to death, disability or normal retirement, or is “for cause,” which is defined as (i) the continued failure by the officer to devote reasonable time and effort to the performance of his duties (other than a failure resulting from his incapacity due to physical or mental illness), (ii) the officer’s willfully engaging in misconduct which is materially injurious to us, or (iii) the officer’s conviction of a felony or a crime involving moral turpitude.
The agreements also contain provisions relating to non-competition and non-solicitation of our employees which become effective once the officer becomes eligible for payments under these agreements. The non-competition provisions have a duration of one year and the non-solicitation provisions have a duration of two years. Furthermore, the agreements contain provisions regarding the protection of our confidential information, which became effective when the agreements became effective and apply in perpetuity. In the event of a breach of the foregoing provisions, we are entitled, among other applicable remedies, to specific performance and/or injunctive relief to enforce or prevent violations, and the officer is required to return sums paid under the agreement if a court issues a final ruling finding the officer’s breach. These provisions may not be waived unless agreed to in writing by the parties.
The Management Continuity Agreements provide that in the event that any payments to the officers under the agreements or otherwise would be subject to excise taxes under the Internal Revenue Code, such payments will be reduced to the extent necessary to avoid such excise taxes, unless the officer would receive a greater amount were there no reduction and the officer were to pay the excise taxes.
Potential Payments under the Post Holdings, Inc. Executive Severance Plan
Under our Executive Severance Plan, all of our named executive officers with the exception of Mr. Stiritz and Mr. Neugent are eligible for severance benefits in the event of an involuntary termination without “cause” or a termination of employment by the executive for “good reason.” Severance benefits under the Executive Severance Plan are not available if the termination of employment is because of short- or long-term disability or death. Severance benefits consist of:

•
A lump sum payment of two times the executive’s annual base salary (excluding bonus and incentive compensation) at the time of the qualifying termination, plus an amount equal to two times his or her then current target annual bonus amount, plus $20,000;

•
A prorated portion of the applicable annual bonus program target award based on the number of full weeks worked during the fiscal year as of the effective date of termination, provided that the performance goals are achieved;

•	Company contributions toward the cost of COBRA healthcare continuation coverage for up to twelve weeks; and

•	Outplacement services for a period to be determined by us, but not exceeding two years.
In addition, under the Executive Severance Plan, certain types of equity awards will vest in the event of the executive’s qualifying termination, as described below in the subsection Equity Grant Agreements and Nonqualified Deferred Compensation.
The payment of benefits by the Company under the Executive Severance Plan is conditioned upon the executive executing a general release in favor of the Company that includes confidentiality and cooperation provisions, among other provisions. If the executive becomes reemployed by the Company during the subsequent two-year period, he or she will be required to repay a portion of the severance payment. The amount of any severance payment will be offset by the amount, if any, the executive receives in relation to the notification period required by the Worker Adjustment and Retraining Notification Act. In addition, no benefits will be paid to the extent duplicative of severance benefits under a change in control or similar agreement with the Company.
The Severance Plan provides that in the event that any payments to the executives under the Executive Severance Plan or otherwise would be subject to excise taxes under the Internal Revenue Code, such payments will be reduced to the extent necessary to avoid such excise taxes, unless the executive would receive a greater amount were there no reduction and the officer were to pay the excise taxes.
Interaction between Management Continuity Agreements and Executive Severance Plan
No payments or benefits are to be made under the Executive Severance Plan to the extent that such payments and benefits would be paid in accordance with a Management Continuity Agreement. If an executive receives severance benefits under the Executive Severance Plan and later becomes eligible for severance benefits under his or her Management Continuity Agreement, the amount of his or her severance benefits under the Management Continuity Agreement will be reduced by the benefits paid or received under the Executive Severance Plan.

Equity Grant Agreements and Nonqualified Deferred Compensation
Equity awards granted to officers under both the Post Holdings, Inc. 2012 Long-Term Incentive Plan (the “2012 Plan”) and the Post Holdings, Inc. 2016 Long-Term Incentive Plan (the “2016 Plan”) are subject to special provisions in the event of certain involuntary terminations and/or a change in control as described herein. Except with respect to restricted stock units granted to Mr. Zadoks in 2014 (the applicable change in control provisions of which are described below), the agreements governing all of our executive officers’ stock options, stock appreciation rights and restricted stock units issued under the 2012 Plan provide that in the event of a qualifying termination within two years after a change in control, or if instead such officers’ employment continues but the equity awards will not remain outstanding because of the change in control (if, e.g., they are not assumed by the surviving corporation), any unexercised and unvested restricted stock units, stock options or stock appreciation rights become 100% vested. Mr. Zadoks’ 2014 restricted stock units will fully vest in the event of a change in control while employed. Equity awards granted under the 2016 Plan fully vest if the grantee experiences a qualifying termination during the one year period following a change in control. Equity awards issued to officers under both the 2012 Plan and the 2016 Plan vest in whole or in part upon a termination because of death or disability, and the sole award issued in fiscal year 2016 to an officer under the 2016 Plan also provides by its terms that the vesting of the award will fully accelerate in the event of the officer’s retirement, which is defined as a voluntary termination of employment after a combination of the grantee’s age and years of service reaches 65.
Additionally, under the Executive Severance Plan, in the event that an executive covered under the plan has an equity award with a time-based vesting schedule on other than a ratable basis, or that is ratable in whole or in part but where the vesting schedule does not provide for any vesting of the equity award on or before the first anniversary of the date of grant of the equity award, and that executive’s employment is involuntarily terminated before the equity award is fully vested and the executive is otherwise eligible for benefits under the Executive Severance Plan, then the equity award will be vested as if there were a three-year ratable vesting schedule where vesting occurs on the first, second and third anniversaries of the date of grant of the equity award, but only to the extent that the equity award had not already vested at a greater percentage, or under the terms of the applicable equity plan would not vest at a greater percentage upon the executive’s involuntary termination.
Following vesting, stock options and stock appreciation rights currently outstanding will remain exercisable until the earlier of: three years from the date of normal retirement or involuntary termination; or the expiration of the award under its terms. See the below table for the value of stock and option awards at termination.
The officers, along with other employees who meet the eligibility requirements, are permitted to participate in the Post Holdings, Inc. Deferred Compensation Plan for Key Employees and the Post Holdings, Inc. Executive Savings Investment Plan. These nonqualified plans permit participants to file elections to receive distributions of account balances in the event of a change in control, and also upon a separation from service, which generally includes retirement, termination of employment or death. Additionally, in the event of a change in control, any Company contributions made under the Deferred Compensation Plan for Key Employees and related hypothetical earnings on such contributions become fully vested.
Severance Benefits for Mr. Dwyer Upon Termination Due to Death or Disability
Under the letter agreement with Mr. Dwyer discussed in the subsection Employment Agreements - Letter Agreement - Mr. Dwyer below, Mr. Dwyer is due the following benefits in the event of termination of his employment due to death or disability:

•	Pro-rated portion of his target bonus award for the fiscal year in which his termination occurs;

•
An amount equal to two times the sum of his annual base salary and target bonus for the year in which his termination occurs (in the event of termination for disability only), a pro-rated portion of which must be repaid if Mr. Dwyer is reemployed in the two-year period following his termination;

•
An enhanced death benefit consisting of the excess, if any, of (a) two times his annual base salary and target bonus for the fiscal year in which his death occurs, over (b) what he would receive under the Company-paid life insurance plan, available only if his death occurs while he is in his current position; and

•	COBRA coverage for family members for a period of 18 months.
Mr. Dwyer is grandfathered under a Company-paid life insurance plan, pursuant to which in the event of termination of his employment due to his death, he would receive two million dollars.
Payment of any severance benefits because of disability under the letter agreement is conditioned on Mr. Dwyer’s executing a general release in favor of the Company, with a waiver of any severance benefits that may become payable to him under his Management Continuity Agreement to the extent those would exceed payments due under his letter agreement.

Potential Payments under the MOM Brands Severance Policy
The MOM Brands severance policy provides severance compensation to Mr. Neugent in the event of his involuntary termination after a change in control of MOM Brands Company. MOM Brands Company underwent a change in control when it was acquired by Post on May 4, 2015.
Under the MOM Brands severance policy, Mr. Neugent will be entitled to receive certain compensation and benefits if on or before May 4, 2017 (the second anniversary of the change in control of MOM Brands Company), he is terminated from MOM Brands Company or any other Post affiliate without “just cause” or he terminates his employment with us for “good reason.” “Just cause” means, without MOM Brands Company’s written consent, Mr. Neugent (i) participates in dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury related to us; (ii) commits any unlawful or criminal activity of a serious nature; (iii) commits any intentional and deliberate breach of duties that are material in relation to his overall duties; or (iv) materially breaches any confidentiality or non-compete agreement entered into with us. “Good reason” means, without Mr. Neugent’s consent, (i) he is assigned any duties inconsistent in any substantial respect with his position, authority or responsibilities during the ninety day period immediately preceding the change in control, resulting in a substantial diminution in his position, authority or responsibilities or any other substantial adverse change in his position, authority or responsibilities; (ii) we fail to furnish him with compensation and benefits at a level substantially equal to or exceeding those received by him during the ninety day period preceding the change in control, subject to certain exceptions; or (iii) we require him to be based or to perform services at any office or location in excess of eighty miles from the principal location of his work during the ninety day period immediately preceding the change in control.
In the event of such an involuntary termination, the compensation provided to Mr. Neugent would be in the form of a lump sum payment equal to two times the sum of his annual base salary as in effect on the termination date plus his annual bonus, based upon achievement at 100% of the goals established under the applicable bonus or incentive plan. Mr. Neugent also would be entitled to receive a lump sum payment equal to (A) his annual bonus, based upon achievement at 100% of the goals established under the applicable bonus or incentive plan, for the year in which his involuntary termination occurs, pro-rated to reflect the number of days he worked during the year in which the involuntary termination occurs, reduced by (B) any amounts paid under the terms of the applicable bonus or incentive plan itself for the same period of time.
Mr. Neugent also would be eligible to receive the following severance benefits: (i) payment in lump sum of twenty-four times the monthly premium that would be charged to him for COBRA coverage under our medical, dental and other group health plans (other than any flexible spending account plan), or that we would pay in premiums for his coverage under the group term life insurance plan and group long term disability plan and (ii) reasonable fees for outplacement services, in an amount not to exceed 20% of his annual base salary. All severance and benefits payments would be paid by MOM Brands Company.
The MOM Brands severance policy provides that if any amount or benefit to be paid to Mr. Neugent under such policy or any other plan or agreement would be an “excess parachute payment” for purposes of Section 280G of the Code, then the payments and benefits under such policy will be reduced to the minimum extent necessary (but not less than zero) so that no portion of any such payment or benefit will constitute as excess parachute payment; but the reduction will only be made if and to the extent that the reduction would result in an increase in the aggregate payment and benefits to be provided to Mr. Neugent, determined on an after-tax basis. In addition, Mr. Neugent will not be entitled to receive any severance payments unless he signs a release.
The table below sets forth estimates of the amounts to which each named executive officer would be entitled, other than accrued but unpaid base salary and benefits payable under broad-based employee benefit plans and programs that do not discriminate in favor of executive officers and are generally available to all employees in the event of (a) the voluntary termination of the officer’s employment or the officer’s retirement, (b) the involuntary not for cause termination of the officer’s employment, (c) the involuntary termination of the officer’s employment after a change in control, or (d) the officer’s death or disability, each if such event occurred on September 30, 2016.

Name			Voluntary Termination or Retirement ($)	Involuntary Not for Cause Termination ($)		Change in Control followed by Involuntary Termination ($)		Death or Disability ($)
William P. Stiritz (1)	Cash (Salary and Bonus)		—	—		—		—
	Value of Stock and Option Awards		—	—		—		—
	Health Benefits and Insurance		—	—		—		—
	Outplacement Assistance		—	—		—		—
	Total		—	—		—		—

Robert V. Vitale	Cash (Salary and Bonus)		—	5,620,000	(3)	6,486,116	(5)	—
	Value of Stock and Option Awards	(4)	—	5,794,230		36,698,678		24,541,690
	Health Benefits and Insurance		—	2,885		59,277		—	(7)
	Outplacement Assistance		—	15,000		20,000		—
	Total		—	11,432,115		43,264,071		24,541,690

Jeff A. Zadoks	Cash (Salary and Bonus)		—	2,395,000	(3)	2,757,929	(5)	—
	Value of Stock and Option Awards	(4)	—	1,543,400	(6)	3,355,917		2,648,500
	Health Benefits and Insurance		—	2,885		59,277		—	(7)
	Outplacement Assistance		—	15,000		20,000		—
	Total		—	3,956,285		6,393,123		2,648,500

James E. Dwyer, Jr.	Cash (Salary and Bonus)		—	3,320,000	(3)	4,146,861	(5)	660,000	(8)
	Value of Stock and Option Awards	(4)	—	—		5,527,405		1,606,420
	Health Benefits and Insurance		—	2,708		58,419		2,667,914	(9)
	Outplacement Assistance		—	15,000		20,000		—
	Total		—	3,337,708		9,752,685		4,934,334

Richard R. Koulouris	Cash (Salary and Bonus)		—	2,645,000	(3)	3,389,262	(5)	—
	Value of Stock and Option Awards	(4)	—	—		4,600,071		1,606,420
	Health Benefits and Insurance		—	—		22,419		—	(7)
	Outplacement Assistance		—	15,000		20,000		—
	Total		—	2,660,000		8,031,752		1,606,420

Christopher J. Neugent (2)	Cash (Salary and Bonus)		—	3,125,000		3,125,000		—
	Value of Stock and Option Awards	(4)	—	—		1,606,420		1,606,420
	Health Benefits and Insurance		—	39,378		39,378		—	(7)
	Outplacement Assistance		—	125,000		125,000		—
	Total		—	3,289,378		4,895,798		1,606,420
_________

(1)
Mr. Stiritz resigned as Executive Chairman of the Company effective February 2, 2016. He did not have a Management Continuity Agreement with the Company and was not a participant in the Executive Severance Plan.

(2)
Mr. Neugent does not have a Management Continuity Agreement with the Company, and is not a participant in the Executive Severance Plan, but is a participant in the MOM Brands severance policy. A change in control has already occurred under the MOM Brands severance policy due to the Company’s acquisition of MOM Brands Company, and so in the event Mr. Neugent is involuntarily terminated not for cause, Mr. Neugent will be entitled to the amounts set forth in the “Involuntary Not for Cause Termination” column under the MOM Brands severance policy. If the Company experiences a change in control and Mr. Neugent is terminated not for cause, then Mr. Neugent will be entitled to the same amounts as set forth in the “Involuntary Not for Cause Termination” column, except with respect to the value of stock and option awards.

(3)	For purposes of this calculation, the Company assumes that performance goals were achieved.

(4)	All unvested restricted stock unit awards and option awards were valued at the closing price of our common stock on September 30, 2016.

(5)	Net present value calculated using a discount rate of 6.3%.

(6)
20,000 restricted stock units awarded to Mr. Zadoks on June 17, 2014 vest upon a change in control even without an involuntary termination. The value of those restricted stock units if valued at a closing price of our common stock on September 30, 2016 is $1,543,400.

(7)	All salaried employees are generally entitled to two times his or her annual base salary under the Company’s life insurance policies.

(8)	Amount shown is amount Mr. Dwyer would be entitled to in the event of his death. In the event of his disability, Mr. Dwyer would be entitled to $3,300,000 with respect to his salary and bonus.

(9)
Amount shown includes $2,640,000, which is the amount Mr. Dwyer would be entitled to in the event of his death with respect to group life insurance. In the event of his termination because of disability, Mr. Dwyer would receive $27,914 with respect to health benefits.

Employment Agreements
Employment Agreement—Mr. Stiritz
Our employment agreement with William P. Stiritz, our former Chief Executive Officer and Executive Chairman, and our current non-executive Chairman of the Board, was terminated effective February 2, 2016 in connection with Mr. Stiritz’s transition from Executive Chairman to non-executive Chairman of the Board.
The employment term was originally set to end May 28, 2015, subject to automatic renewal for an additional one-year period, but the term was extended to May 28, 2016 through an amendment in October 2013, and to October 9, 2017 through an amendment in October 2014. The agreement was further amended in October 2014 to provide that Mr. Stiritz’s position would change from Chief Executive Officer to Executive Chairman of the Board. The agreement was amended and terminated February 2, 2016, when Mr. Stiritz became our non-executive Chairman of the Board.
Under the terms of the employment agreement, Mr. Stiritz’s base salary was $1 per year paid each May, and he did not participate in any cash bonus programs or in any of our traditional benefit plans. The compensation payable to Mr. Stiritz pursuant to this employment agreement was long-term and equity-based, primarily stock options, although Mr. Stiritz also received one grant of RSUs in recognition of his service for completing the successful separation from Ralcorp in 2012. Simultaneously with the execution of the employment agreement in May 2012, Post granted Mr. Stiritz options to acquire 1,550,000 shares and 312,500 restricted stock units. The employment agreement also provided that for any calendar year during the term of his employment, Mr. Stiritz was eligible to receive additional equity grants. Mr. Stiritz received two additional grants of stock options during his employment with Post, in October 2013 (for 600,000 shares) and again in October 2014 (for 1,000,000 shares).
All stock option and RSU grants to Mr. Stiritz generally vest ratably over three years. Please refer to the Outstanding Equity Awards table on page 35. Under the terms of grants, however, Mr. Stiritz could not exercise any vested stock options or be delivered stock upon settlement of any vested RSUs until he was no longer employed by Post. Since he is no longer an officer or employee of Post, Mr. Stiritz may now exercise his vested options and, on August 2, 2016, we delivered to Mr. Stiritz 312,500 shares of stock. Any stock options that were not fully vested as of the date Mr. Stiritz terminated employment (February 2, 2016) continue to vest so long as Mr. Stiritz serves on the Board of Directors.
Letter Agreement—Mr. Dwyer
On October 1, 2015, we entered into a letter agreement with James E. Dwyer, Jr. pursuant to which the Company and Mr. Dwyer agreed to certain items regarding Mr. Dwyer’s compensation and benefits, including (i) that Mr. Dwyer’s annual base salary would be no less than $600,000; (ii) that Mr. Dwyer’s annual target bonus would be no less than 100% of his annual base salary; (iii) Mr. Dwyer’s eligibility under the Company’s short-term disability and long-term disability programs; and (iv) payments to Mr. Dwyer in the event of termination of his employment due to death or disability, which include:

•	Accrued, but unpaid, base salary through the date of termination;

•	Pro-rated portion of Mr. Dwyer’s target bonus award for the fiscal year in which his termination occurs;

•	An amount equal to two times the sum of Mr. Dwyer’s annual base salary and target bonus for the year in which his termination occurs (in the event of termination for disability only);

•	An enhanced death benefit; and

•	COBRA coverage for family members for a period of 18 months.
None of our other named executive officers has an employment agreement with Post.

Director Compensation for the Fiscal Year Ended September 30, 2016
Prior to February 1, 2016, all non-employee directors received an annual retainer of $55,000. The chairman of the Audit Committee and the Corporate Governance and Compensation Committee received additional retainers of $10,000. Non-employee directors were paid $2,000 for each regular or special Board meeting, telephonic meeting and consent to action without a meeting and $1,500 for each regular or special committee meeting, telephonic meeting and consent to action without a meeting. In addition to cash compensation, all non-employee directors received 10,000 stock appreciation rights upon commencing service and 5,000 stock appreciation rights on an annual basis thereafter. Those awards fully vest on the third anniversary of the date of grant, and those awards fully vest at the director’s resignation, retirement, disability or death.
Effective February 1, 2016, all non-employee directors (except the Chairman of the Board) receive an annual retainer of $80,000. The chairmen of the Audit Committee and the Corporate Governance and Compensation Committee receive additional retainers of $15,000. The Lead Director receives an additional annual retainer of $20,000.
In addition to cash compensation, all non-employee directors (except the Chairman of the Board) receive an annual grant in the form of restricted stock units valued at approximately $140,000 on the date of grant. All awards fully vest on the third anniversary of the date of grant. In addition, all awards fully vest at the director’s retirement, disability or death.
We also pay the premiums on directors’ and officers’ liability and travel accident insurance policies insuring directors. We reimburse directors for their expenses incurred in connection with Board meetings.
Under our Deferred Compensation Plan for Non-Management Directors, any non-employee director may elect to defer, with certain limitations, his retainer. Deferred compensation may be invested in Post common stock equivalents or in a number of mutual funds operated by The Vanguard Group Inc. with a variety of investment strategies and objectives. Deferrals in our common stock equivalents receive a 33 1/3% Company matching contribution. Deferrals are paid in cash upon leaving the Board of Directors in one of three ways: (1) lump sum payout; (2) five-year installments; or (3) ten-year installments.
In order to encourage ownership of our stock by non-employee directors, we require that any shares of our common stock acquired as a result of option or stock appreciation rights exercises must be held until the director’s retirement or other termination of directorship. In addition, retainers that are deferred under a deferred compensation plan are required to be held as such until the director’s retirement or other termination of directorship. At that time, the shares are then free to be sold or transferred at the director’s request. Further, we have established stock ownership guidelines applicable to all non-employee directors. See Other Compensation Policies—Stock Ownership Guidelines under Compensation Discussion and Analysis for more details.
Amounts held by Messrs. Stiritz and Skarie which were previously credited to their accounts under the Ralcorp Holdings, Inc. Deferred Compensation Plan for Non-Management Directors have been credited to our plan as a separate bookkeeping subaccount.
The following table sets forth the compensation paid to non-management directors for fiscal year 2016, other than reimbursement for travel expenses.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards (2) ($)	All Other Compensation(3) ($)	Total ($)
Jay W. Brown	81,667	142,975	—	27,220	251,862
Edwin H. Callison	93,500	142,975	—	31,164	267,639
Gregory L. Curl	77,167	142,975	—	—	220,142
Robert E. Grote	106,833	142,975	—	35,608	285,416
David W. Kemper	75,667	142,975	—	25,220	243,862
David P. Skarie	78,667	142,975	—	26,220	247,862
_________

(1)
This amount represents the grant date fair value of 2,500 restricted stock units granted on February 2, 2016. All awards fully vest on the third anniversary of the date of grant, but must be held until the director’s retirement or other termination of directorship. In addition, all awards fully vest at the director’s resignation, retirement, disability or death.

(2)
At September 30, 2016, Messrs. Brown, Callison, Curl, Grote and Skarie all held 15,000 vested stock appreciation rights. Mr. Kemper held no vested stock appreciation rights at September 30, 2016. All awards fully vest on the third anniversary of the date of grant, but must be held until the director’s retirement or other termination of directorship. In addition, all awards fully vest at the director’s retirement, disability or death.

(3)	This amount represents the 33 1/3% match on deferrals into common stock equivalents under the Deferred Compensation Plan for Non-Management Directors.

CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE REPORT
The Corporate Governance and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Corporate Governance and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Jay W. Brown, Chairman beginning October 1, 2016
Robert E. Grote, Chairman until October 1, 2016
Edwin H.Callison

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proxy Item No. 3)
Section 14A of the Exchange Act requires that we seek a non-binding advisory vote from our shareholders to approve the compensation as disclosed under the heading “Compensation Discussion and Analysis” beginning on page 15 and the related tables and narrative disclosures beginning on page 30. As a result of the vote at our 2013 annual meeting of shareholders on the frequency of the non-binding advisory vote to approve executive compensation, we hold such non-binding advisory vote every year.
As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our corporate officers with the interests of our shareholders. Our compensation programs are designed to reward our corporate officers for the achievement of financial and operating performance. To that end, our compensation programs encompass the following principles:

•	Total compensation should be competitive with the peer group approved by our Corporate Governance and Compensation Committee.

•	Compensation should be tied to our overall financial performance.

•	Compensation should align the long-term interests of our executives with those of our shareholders.

•	Compensation should serve as an incentive for our executives to remain employed with us, assisting in our long-term growth objectives.
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of the corporate officers named in this proxy statement, as described under the heading “Compensation Discussion and Analysis” beginning on page 15 and the related tables and narrative disclosures beginning on page 30. We believe that our compensation programs have been effective at appropriately aligning pay and performance and in enabling us to attract and retain very talented executives.
We are asking our shareholders to indicate their support for the corporate officer compensation described in this proxy statement. The Board of Directors unanimously recommends a vote “FOR” the following resolution:
“RESOLVED, that the shareholders approve the compensation awarded to the corporate officers named in this proxy statement, as described under the heading “Compensation Discussion and Analysis” beginning on page 15 and the related compensation tables and narrative disclosures beginning on page 30 as required by the rules of the Securities and Exchange Commission.”
Because the vote is advisory, it will not be binding upon the Board of Directors or the Corporate Governance and Compensation Committee, and neither the Board nor the Committee will be required to take any action as a result of the outcome of the vote on this proposal. Although the resolution is non-binding, the Board of Directors and the Committee will consider the outcome of the advisory vote on executive compensation when making future compensation decisions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
As noted above, during our fiscal year 2016, the Corporate Governance and Compensation Committee was composed, and is currently composed, of Messrs. Grote, Brown and Callison. There are no relationships involving the members of the Corporate Governance and Compensation Committee or our corporate officers that are required to be disclosed under Item 407(e)(4) of Regulation S-K.

SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS

Security Ownership of Certain Beneficial Owners
The table below indicates the persons or entities known to us to be the beneficial holders of more than 5% of our common stock, par value $0.01 per share, as of November 14, 2016, except for the person set forth in the Security Ownership of Management table on page 47. The information set forth in the table below is based solely upon information included in Schedule 13D, Schedule 13F and Schedule 13G filings as of the most recent practicable date. We have no reason to believe that such information is not complete or accurate or that a statement or amendment to any Schedule 13D, Schedule 13F or Schedule 13G filing should have been filed and was not.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	% of Shares Outstanding (6)
Wellington Management Group LLP (1) 280 Congress Street, Boston, MA 02210	4,911,941	7.6%
Vanguard Group Inc. (2) PO Box 2600 V26, Valley Forge, PA 19482	4,792,656	7.4%
BlackRock, Inc. (3) 400 Howard Street, San Francisco, CA 94105	4,304,093	6.7%
FMR LLC (4) 245 Summer Street, Boston, MA 02210	3,428,253	5.3%
Dimensional Fund Advisors LP (5) 6300 Bee Cave Road, Building One, Austin, TX 78746	3,287,135	5.1%
_________

(1)	As reported on Schedule 13F filed with the SEC on November 14, 2016 with a report date of September 30, 2016.

(2)	As reported on Schedule 13F filed with the SEC on November 14, 2016 with a report date of September 30, 2016.

(3)
As reported on Schedule 13F filed by BlackRock Fund Advisors (with respect to 2,416,717 shares) and Schedule 13F filed by BlackRock Institutional Trust Company, N.A. (with respect to 1,887,376 shares) with the SEC both on November 8, 2016 with report dates of September 30, 2016. Blackrock Fund Advisors and BlackRock Institutional Trust Company, N.A. are both subsidiaries of BlackRock, Inc.

(4)	As reported on Schedule 13F filed with the SEC on November 14, 2016 with a report date of September 30, 2016.

(5)	As reported on Schedule 13F filed with the SEC on November 10, 2016 with a report date of September 30, 2016.

(6)	Based on 64,879,131 shares outstanding as of November 14, 2016.

Security Ownership of Management
The following table shows the shares of our common stock beneficially owned, as of November 14, 2016, by our directors, director nominees and executive officers. Except as noted, all such persons possess sole voting and dispositive powers with respect to the shares listed. In general, “beneficial ownership” includes those shares an individual has the power to vote or transfer, and options or other equity awards that are vested and exercisable or that become vested and/or exercisable within 60 days. An asterisk in the column listing the percentage of shares outstanding indicates that the person owns less than 1% of the common stock outstanding.

Name	Number of Shares Beneficially Owned		Exercisable Options		Total	% of Shares Outstanding(8)	Other Stock-Based Items (9)	Total Stock-Based Ownership
William P. Stiritz	1,474,895	(1)	2,616,666		4,091,561	6.0%	—	4,091,561
Robert V. Vitale	51,624	(2)	426,666	(3)	478,290	*	—	478,290
Jay W. Brown	—		(7)		—	*	13,305	13,305
Edwin H. Callison	1,700	(4)	(7)		1,700	*	10,064	11,764
Gregory L. Curl	—		(7)		—	*	—	—
Robert E. Grote	1,000	(5)	(7)		1,000	*	11,702	12,702
David W. Kemper	—		(7)		—	*	1,613	1,613
David P. Skarie	27,880	(6)	(7)		27,880	*	11,432	39,312
Jeff A. Zadoks	3,333		6,666		9,999	*	—	9,999
James E. Dwyer, Jr.	10,644		79,499		90,143	*	—	90,143
Richard R. Koulouris	6,666		12,833		19,499	*	—	19,499
Christopher J. Neugent	24,166		12,833		36,999	*	—	36,999
All directors and executive officers as a group (12 people)	1,601,908		3,155,163		4,757,071	7.0%	48,116	4,805,187
_________

(1)
Includes 169,369 shares of common stock held in a trust for the benefit of Mr. Stiritz. Mr. Stiritz also has shared voting and investment power with respect to 150,073 shares of common stock held by his wife, 23,091 shares of common stock held by his son, and 20,000 shares of common stock held by his daughter. Also includes 312,500 vested shares that were delivered to Mr. Stiritz six months after his resignation as an executive officer of the Company.

(2)	Includes 26,526 shares held in trusts for the benefit of Mr. Vitale.

(3)
Includes 290,000 exercisable stock options held in a trust for the benefit of Mr. Vitale, 6,667 exercisable stock options held in a trust for the benefit of Mr. Vitale’s wife and 13,332 exercisable stock options held in trusts for the benefit of Mr. Vitale’s children.

(4)	Includes 100 shares of common stock held by Mr. Callison’s wife. Mr. Callison also has shared voting and investment power with respect to 600 shares held in his daughter’s and grandchildren’s trusts.

(5)	Mr. Grote has shared voting and investment power with respect to 1,000 shares held in his children’s trust.

(6)	Mr. Skarie has shared voting and investment power with his wife with respect to 6,487 shares held in his children’s trust.

(7)
Although our non-employee directors are granted stock appreciation rights on an annual basis, these stock appreciation rights become exercisable the later of three years from the date of grant or upon that non-employee director’s resignation, retirement, disability or death.

(8)
The number of shares outstanding for purposes of this calculation was the number of shares outstanding as of November 14, 2016 (64,879,131 shares), plus the number of shares which could be acquired upon the exercise of vested options, or options that vest within 60 days of that date, by all directors, director nominees and executive officers (3,155,163).

(9)
Includes indirect interests in shares of our common stock held under our Deferred Compensation Plan for Non-Management Directors. Although indirect interests in shares of our common stock under deferred compensation plans may not be voted or transferred, they have been included in the table above as they represent an economic interest in our common stock that is subject to the same market risk as ownership of actual shares of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance
Our executive officers and directors are required under the Exchange Act to file reports of ownership and changes in ownership of our common stock with the SEC and the NYSE. Copies of those reports also must be furnished to us.
Based solely on a review of copies of those reports, other documents furnished to us and written representations that no other reports were required, we believe that all filing requirements applicable to officers and directors have been complied with during the preceding fiscal year, with the following exception. In November 2016, Mr. Stiritz filed a Form 5 to report six series of transactions for shares purchased during fiscal year 2016 by two adult children who do not reside in his household. Mr. Stiritz has shared investment power over the accounts held by these two adult children, and is therefore deemed to have beneficial ownership of these shares.

SHAREHOLDER PROPOSAL
(Proxy Item No. 4)
Calvert Investment Management, Inc. (“Calvert”), 4550 Montgomery Avenue, Bethesda, MD 20814, acting on behalf of The Calvert U.S. Large Cap Core Responsible Index Fund that, along with other related funds, are the beneficial owners of approximately 5,445 shares of the Company’s common stock as of September 30, 2016, has informed the Company that it intends to present the following proposal at the annual meeting. The proposal, together with the supporting statement, is presented as received from Calvert in accordance with SEC rules, and the Company and its Board of Directors disclaim any responsibility for its content. The shareholder proposal is required to be voted upon at the annual meeting only if properly presented at the meeting by the shareholder or a qualified representative.
Resolution Proposed by Shareholder
Concerning a Report Disclosing Risks of Caged Chickens
RESOLVED, shareholders request that Post Holdings provide a report to shareholders - within six months of the 2017 annual meeting, prepared at reasonable cost and omitting proprietary information - detailing the possible risks associated with the cage confinement of chickens within its egg supply chain and operations. The report should detail major potential risks and impacts, including those regarding brand reputation, customer relations, infrastructure and equipment, animal well-being, and regulatory compliance.
SUPPORTING STATEMENT:
Post owns Michael Foods, which produces and sells eggs from chickens confined in cages.
Nearly all major U.S. food companies - including the largest egg buyers - have publicly instituted timelines for eliminating their purchases of eggs from caged chickens, committing to sourcing 100 percent cage-free eggs. (See partial list below, including Sysco - which accounted for 14 percent of Michael Foods’ 2015 net sales.)
Michael Foods acknowledges its customers are demanding a shift to cage-free eggs: “Our customers are increasingly requesting cage-free eggs and products made from cage-free eggs,” wrote the company in a 2015 press release.
In fact, so many retailers made cage-free pledges last year that Fox News called 2015, “The Year of the Cage-Free Hen.” Egg Industry - the industry’s trade journal - produced an article asking not if, but “When should U.S. egg producers scrap their cages?” Meanwhile, NPR reported that, “Most U.S. egg producers are now choosing cage-free houses.” These producers include:

•	Rembrandt Foods - one of Michael Foods’ top competitors - announced, “Cage-free to become the standard for Rembrandt Foods.”

•	Rose Acre - the second-largest U.S. egg producer - and Hillandale Farms each announced plans to become 100 percent cage-free.

•	Hickman Farms announced that cage-free production is “the future of our industry and our business.”

•	Eggland’s Best announced that it is converting to 100 percent cage-free by 2025.

•	Gemperle Farms announced that, “In the current direction towards cage-free...we expect to be fully converted before 2024.”
Yet, Michael Foods has disclosed no specific plans to meet the cage-free demand. The company claims that it is “working with our customers and suppliers to transition to cage-free housing to anticipate demand,” but has not provided details. It also fails to disclose what risks may endanger the company and its investors as a result of its continued - and indefinite - use of cages despite the massive, wide scale shift of major egg buyers and producers to go cage-free.
PARTIAL LIST SHOWING JUST SOME OF THE NEARLY 200 MAJOR EGG BUYERS WITH 100 PERCENT CAGE-FREE COMMITMENTS:
Sysco, Walmart, McDonald’s, Burger King, Costco, Kroger, IHOP, Denny’s, Jack in the Box, Starbucks, Sonic, Subway, Cracker Barrel, Wendy’s, Taco Bell, Aramark, Compass Group, Dunkin’ Donuts, Bob Evans, Albertson’s, Sodexo, Kellogg’s, Kraft Heinz, Mondelez, Nestle, Unilever, Bloomin’ Brands, Carl’s Jr., Cheesecake Factory, Chick-fil-A, Darden, Golden Corral, Hardee’s, 7-Eleven, Campbell Soup, ConAgra Foods, Aldi, P.F. Chang’s, Panera Bread, TGI Friday’s, Disney, General Mills, White Castle, Tim Hortons, Dollar General, Dollar Tree, Target, Krispy Kreme, and more.

THE BOARD’S STATEMENT IN OPPOSITION
The Board believes this shareholder proposal is not in the best interests of the Company or our shareholders. The Board unanimously recommends a vote AGAINST this proposal for the reasons described below.
Michael Foods is a Leader in Cage-Free Operations:
Michael Foods is committed to sourcing cage-free eggs for its customers, from both its own farms and from its third party contract supplier farms. Below are just a few examples of Michael Foods’ commitment to sourcing cage-free eggs:

•	Michael Foods is the largest provider of cage-free egg products in the United States.

•	Michael Foods was the first national egg product supplier with a cage-free offering.

•	In the past five years, Michael Foods has doubled its amount of cage-free egg products sold.

•	In fiscal year 2016, Michael Foods sold approximately 66 million pounds of cage-free egg products to customers.

•	In December 2015, Michael Foods announced its commitment to cage-free hen housing in a press release.

•
In August 2016, Michael Foods announced that it will be converting its egg layer farm located in Bloomfield, Nebraska to a cage-free operation to respond to increasing customer demand for cage-free eggs and cage-free egg products. This farm is large, and Michael Foods will be tearing down/demolishing the 32 existing layer barns at the farm and replacing them with a new cage-free facility. The conversion is expected to occur from the spring of 2017 through 2020. The sheer financial commitment involved illustrates our commitment to cage-free housing.

•	Michael Foods sources cage-free eggs from over 40 cage-free farms.
As publicly stated in the December 2015 press release, Michael Foods pays close attention to all issues affecting the national egg supply, including customer needs, customer demand for egg products and hen housing systems. As demand for cage-free eggs grows, Michael Foods will continue to invest in the production of cage-free eggs to meet that demand, and Michael Foods will continue to be an advocate for cage-free egg products with consumers and customers.
Substantial Information Regarding the Risks of Different Forms of Hen Housing is Already Available:
Michael Foods is a founding member of the Coalition for Sustainable Egg Supply (the “Coalition”), an alliance of leading animal welfare scientists, academic institutions, non-governmental organizations, egg suppliers, and restaurant/food service and food retail companies. The Coalition has studied various hen housing systems, including the conventional cage system and cage-free aviary system, and its research results are publicly available at http://www2.sustainableeggcoalition.org/final-results. Also available for review on the Coalition’s website are:

•
a large number of charts, tables and graphs illustrating the Coalition’s research results, including production performance, hen health and welfare, food safety and quality, environmental matters, worker health and safety and food affordability;

•	an interactive interpretation of the trade-offs inherent to each system of hen housing studied, including with respect to animal health and well-being; and

•
numerous papers published on the Coalition’s research on topics such as housing characteristics and management practices, the impact of commercial housing systems and nutrient and energy intake on laying hen performance and egg quality parameters, and the effects of housing system on the costs of commercial egg production.

In addition to the Coalition’s research, industry groups also publish information on forms of caged and cage-free hen housing systems. For example, United Egg Producers, a cooperative of egg farmers of which Michael Foods is a member, makes available on its website at www.unitedegg.org various reports and other information about hen housing and animal welfare.
In light of the Company’s already evident commitment to sourcing cage-free eggs, and the large volume of information already readily available free of charge to our shareholders, the Board simply does not believe that a separate effort to research, prepare and distribute a report on hen housing represents an efficient or prudent use of the Company’s resources. The Company already discloses its material risks to its shareholders in its annual report on 10-K and other filings with the SEC and updates its shareholders with key information about its cage-free efforts in press releases and on its websites. The Company believes that preparing a report of the type proposed would require a sizable expansion of the types and amount of information it gathers, analyzes and discloses, and would involve significant expense and distraction, diverting time and resources from activities that can have direct benefits on the sustainability and profitability of the Company’s business. Moreover, the Company’s shareholders would gain little from such a diversion of resources, because the report proposed would be largely duplicative of information that is already easily accessible to our shareholders.
Although the Board does not believe the report suggested in this shareholder proposal would provide sufficient benefits to the Company or its shareholders to justify the costs, that should not be misunderstood as an indication that the Board or the Company is not focused on cage-free matters. In opposing this proposal, the Board is merely opposing the requirement to comprehensively gather data and publish a report that the Board does not believe offers meaningful new benefits to shareholders. Instead, the Board believes the Company’s resources will be better devoted to continuing the Company’s commitment to transition to cage-free eggs in a way that is reasonable and sustainable for all stakeholders, including shareholders and the dedicated farmers who are the foundation of the egg supply system.
For these reasons, the Board UNANIMOUSLY recommends that you vote AGAINST this shareholder proposal.

SHAREHOLDER PROPOSAL
(Proxy Item No. 5)
The Humane Society of the United States (the “HSUS”), 2100 L Street, NW, Washington, DC 20037, beneficial owner of at least $2,000 in market value of the Company’s common stock, has informed the Company that it intends to present the following proposal at the annual meeting. The proposal, together with the supporting statement, is presented as received from the HSUS in accordance with SEC rules, and the Company and the Board of Directors disclaim any responsibility for its content. The shareholder proposal is required to be voted upon at the annual meeting only if properly presented at the meeting by the HSUS or a qualified representative.
Resolution Proposed by Shareholder
Concerning an Independent Board Chairman
RESOLVED, that shareholders ask that Post Holdings adopt a policy, and amend other governing documents as necessary, to require that the Board’s Chair be an independent director, as defined in accordance with applicable requirements of The NYSE. This independence requirement shall apply prospectively, so as not to violate any contractual obligation at the time this resolution is adopted. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. The policy should also specify how to select a new independent Chair if a current Chair ceases to be independent between annual shareholder meetings.
SUPPORTING STATEMENT:
Post’s chairman is not an independent director, as he has been an executive of the company within the last three years. As well, the Company’s Corporate Governance Guidelines expressly allow for a non-independent chairman. “The Board has no policy with respect to the separation,” states those guidelines. This is risky governance, based on the following logic:

1.	The role of management is to run the company; and

2.	the Board’s role is to provide independent oversight of management; therefore

3.	there is a potential conflict of interest and lack of checks and balances when a company’s top executive is his or her own overseer.
A company executive holding the role of Chairman may weaken that company’s governance structure and harm shareholder value. Referring to a company executive also being Chairman, as Intel’s former Chair Andrew Grove stated, “If he’s an employee, he needs a boss, and that boss is the Board. The Chairman runs the Board. How can [he] be his own boss?”
Increasingly, board members seem to agree. According to a Sullivan & Cromwell survey of 400 Board members, approximately 70% of respondents believe the head of management should not concurrently Chair the Board.
Indeed, shareholders are best served by an independent Board Chair who can provide a balance of power between the company and its Board and support strong Board leadership. The primary duty of a Board of Directors is to oversee company management on behalf of its shareholders. We believe an Executive Chairman position creates a conflict of interest, resulting in excessive influence by, and oversight of, management.
Not surprisingly, numerous institutional investors recommend that Board Chairs be independent directors. For example, the California Public Employees’ Retirement System (CalPERS)-America’s largest public pension fund-encourages such a policy. And proxy analysis and voting firm Institutional Shareholder Services (ISS) recommends voting in favor of proposals, such as this one, seeking policies to ensure the Board Chair is an independent director.
We believe that ensuring the Board Chair position is held by an independent director rather than a company executive would benefit Post and its shareholders; we encourage shareholders to vote FOR this proposal.
THE BOARD’S STATEMENT IN OPPOSITION
The Board believes this shareholder proposal is not in the best interests of the Company or our shareholders. The Board unanimously recommends a vote AGAINST this proposal for the following reasons:
The Board should retain the flexibility to determine the most effective leadership structure for the Company:
Determining the appropriate leadership structure is one of the most important tasks of any board of directors. Our Board has an unremitting fiduciary duty to act in the manner it believes to be in the best interests of the Company and its shareholders, and our Board takes this responsibility very seriously. The adoption of a policy requiring that the Chairman of the Board be an independent director limits our Board’s ability to choose the person best suited for the role at a particular time. A 2011 report by the Harvard Law School Forum on Corporate Governance and Financial Regulation proposes that “board effectiveness is affected by the chairman’s industry knowledge, leadership skills, and influence on board process rather than by the particular leadership structure chosen.” Our Board believes that choosing a chairman should not be mechanical, but should be contextual and based on the composition of our Board, the person then serving or selected to serve as our Chief Executive Officer and the needs and opportunities of the Company as they change over time.
Post’s Corporate Governance Guidelines provide that the Board has the ability to make determinations regarding its leadership structure on a case-by-case basis in a manner it determines is in the best interests of the Company and our shareholders. We agree with the Stanford Closer Look Series article “Where Experts Get It Wrong: Independence vs. Leadership in Corporate Governance” from March 13, 2013, which argues that more attention should be paid to contextual issues, like a company’s leadership, culture and specific situation, and “[w]hile these are more difficult to measure, they are also likely to have a far greater impact on governance quality than one-size-fits-all structural requirements.” Our Board believes that the HSUS’s rigid, “one size fits all” proposal, which fails to identify any concerns specific to Post, is not in the best interests of our shareholders. Our Board is in the best position to determine the Company’s leadership structure in light of all relevant facts and circumstances regarding the Company at any given time. Adoption of this proposal would deprive the Board of this flexibility, to the potential detriment of the Company and the Company’s shareholders.
Post’s corporate governance practices already provide for various forms of independent leadership and oversight over the Company:
Our Board does not believe that an independent chairman is necessary to achieve a high degree of independent oversight of the Company’s management. We have a number of key corporate governance measures in place to ensure that our Board acts independently of management, including the following:

•
Lead Independent Director. Our Corporate Governance Guidelines provide that if the Chairman of the Board is not an independent director, then the chairman of the Corporate Governance and Compensation Committee (the “CGCC”) serves as Lead Director of the Board. The Lead Director has a number of important responsibilities, including (i) chairing meetings of the independent directors, (ii) working with the Chief Executive Officer to develop Board and Committee agendas, (iii) coordinating and chairing executive sessions of the Board’s independent directors, and (iv) working with the CGCC to identify for appointment the members of the various Board committees. We have had a Lead Director since the Company started publicly trading on the New York Stock Exchange in 2012. Our Lead Director serves as an independent liaison between the Chairman, the Chief Executive Officer, the other members of our Board, and management of our Company, and has extensive knowledge about Post’s strategic objectives, the industry in which Post operates, and the areas of strategic importance to Post.

•
Executive Sessions. Our Board, and each committee, has the authority to meet in executive session at every meeting held, and frequently does meet in executive session without management present to discuss important matters.

•	Majority Independent Board. Currently 75% (6 of 8) of the Board members are independent, consistent with the NYSE’s standards of independence.

•	Access. All non-management Board members have full access to Post’s management and outside advisors, and have engaged advisors to assist with fulfilling their duties.

•
Fully Independent Key Board Committees. All members of the Audit Committee and the CGCC are independent. The chairs of these committees are heavily involved in establishing the agenda for each committee meeting. The chairs of these committees also have frequent conferences with members of management leading up to meetings. Executive sessions of these committees provide the ability to meet without management present and with their respective independent consultants and advisors.

•
Annual Board and Board Committee Self-Assessments. The Board and each of the Board committees evaluate their organization, leadership structure and processes on an annual basis to ensure that the Board and each committee is functioning effectively. Feedback is given to management and the Chairman on an anonymous basis.

Post currently has a separate Chairman of the Board and Chief Executive Officer:
In November 2014, the board separated the roles of Chairman and CEO by creating the position of Executive Chairman, which was held by William P. Stiritz, and appointing Robert V. Vitale as President and Chief Executive Officer. In February 2016, Mr. Stiritz retired from his executive employment position and transitioned from Executive Chairman to non-executive Chairman of the Board, and he is no longer an employee of Post.
For these reasons, the Board UNANIMOUSLY recommends that you vote AGAINST this shareholder proposal.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policy and Procedures Governing Related Party Transactions
Our written global standards of business conduct and our written code of conduct for directors each contain written conflict of interest policies that together are designed to prevent each director and corporate officer from engaging in any transaction that could be deemed a conflict of interest.
Our Corporate Governance and Compensation Committee is responsible for reviewing transactions in which one or more directors or corporate officers may have an interest. The Committee acts pursuant to a written charter, giving the Committee the authority to oversee compliance with legal and regulatory requirements, codes of conduct and ethics programs established by the Company. If the Committee determines that a director or officer has a direct or indirect material interest in a transaction involving us, the Committee will either approve, ratify or disapprove the transaction. In considering a related party transaction, the Committee will take into account relevant facts and circumstances, including the following:

•	whether the terms of the transaction are no less favorable to us than terms generally available to an unaffiliated third party under similar circumstances;

•	the materiality of the director’s or officer’s interest in the transaction, including any actual or perceived conflicts of interest; and

•	the importance of the transaction and the benefit (or lack thereof) of such transaction to us.
We expect that the Committee will not approve or ratify such transaction unless, after considering all facts and circumstances, including the factors listed above, it will determine that the transaction is in, or is not inconsistent with, the best interests of our Company and our shareholders. In the event management, in the normal course of reviewing corporate records, determines a related party transaction exists which was not approved by the Committee, management will present the transaction to the Committee for consideration.
The Committee will pre-approve certain transactions in which a corporate officer or director may have an interest including (i) transactions involving competitive bids, (ii) certain charitable contributions and (iii) certain banking-related services. No director will be permitted to participate in the approval of a related party transaction in which such director was interested. If a related party transaction will be ongoing, the Committee may establish guidelines for management to follow in its ongoing dealings with the related party.
Mr. Nick Stiritz, the adult son of Mr. William Stiritz, our Chairman of the Board, joined the Company as a Brand Manager in November 2013 for the Company’s subsidiary, Premier Nutrition Corporation.  Mr. Nick Stiritz is currently a Senior Brand Manager and has an annual base salary of $138,000 and a bonus target of 15%.  In November 2016, the Committee reviewed this transaction in accordance with the related party policy described above, and determined that no conflict of interest would arise from such transaction.  In setting Mr. Nick Stiritz’s compensation, we followed the same policies and practices that we have historically used to set compensation for other similarly-situated employees.
OTHER MATTERS

Proxy Solicitation
We will bear the expense of preparing, making available or otherwise transmitting this proxy statement and the accompanying materials. We have paid certain entities for assistance with preparing this proxy statement and the proxy card. We also will pay for the solicitation of proxies. We hired Georgeson Inc. to assist in the solicitation of proxies for a fee of $13,000 plus expenses. We will reimburse brokers, banks and other nominees for costs, including postage and handling, reasonably incurred by them in sending proxy materials to the beneficial owners of our common stock. In addition to the standard mail, our employees may make proxy solicitations via telephone or personal contact. Our employees will not receive additional compensation for these activities.
Shareholder Nominations and Proposals for the 2018 Annual Meeting
Under our bylaws, shareholders who desire to nominate a director or present any other business at an annual meeting of shareholders must follow certain procedures. Generally, to be considered at the 2018 annual meeting of shareholders, a shareholder nomination of a director or a proposal not to be included in the proxy statement and notice of meeting must be received by the corporate secretary between September 28, 2017 and October 28, 2017. However, if the shareholder desires that the proposal be included in our proxy statement and notice of meeting for the 2018 annual meeting of shareholders, then it must be received by our corporate secretary no later than August 10, 2017 and must also comply in all respects with the rules and regulations of the SEC and the laws of the State of Missouri. A copy of the bylaws will be furnished to any shareholder without charge upon written request to our corporate secretary.

Form 10-K and Other Filings
Upon written request and at no charge, we will provide a copy of any of our filings with the SEC, including our annual report on Form 10-K, with financial statements and schedules for our most recent fiscal year. We may impose a reasonable fee for expenses associated with providing copies of separate exhibits to the report when such exhibits are requested. These documents also are available on our website at www.postholdings.com, and the website of the SEC at www.sec.gov.

Internet Availability of Proxy Materials
The notice of annual meeting, proxy statement and our 2016 annual report may be viewed online at www.envisionreports.com/POST and on our website at www.postholdings.com. Information on our website does not constitute part of this proxy statement. You may find more information about the date, time and location of the annual meeting of shareholders, as well as the items to be voted on by shareholders at the annual meeting, in the section entitled “Proxy and Voting Information” beginning on page 3 of this proxy statement. There, you also will find information about attending the annual meeting and voting your proxy, including where you may find the individual control numbers necessary to vote your shares by telephone or over the Internet.
If you are a shareholder of record and are interested in receiving future proxy statements and annual reports electronically, you should contact our transfer agent by accessing your account at www.envisionreports.com/POST and following the instructions as listed. If you hold shares of our common stock through a broker, bank or other nominee, please refer to the instructions provided by that entity for instructions on how to elect this option.

Householding
SEC rules allow delivery of a single annual report and proxy statement to households at which two or more shareholders reside. Accordingly, shareholders sharing an address who have been previously notified by their broker or its intermediary will receive only one copy of the annual report and proxy statement, unless the shareholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities) will, however, continue to be provided for each shareholder account. This procedure, referred to as “householding,” reduces the volume of duplicate information received by shareholders, as well as our expenses. Shareholders having multiple accounts may have received householding notifications from their respective brokers and, consequently, such shareholders may receive only one proxy statement and annual report. Shareholders who prefer to receive separate copies of the proxy statement and annual report, either now or in the future, may request to receive separate copies of the proxy statement and annual report by notifying our corporate secretary. Shareholders currently sharing an address with another shareholder who wish to have only one proxy statement and annual report delivered to the household in the future should also contact our corporate secretary. Our corporate secretary may be reached by telephone at (314) 644-7600 or by mail at Post Holdings, Inc., 2503 S. Hanley Road, St. Louis, Missouri 63144, Attention: Corporate Secretary.
By order of the Board of Directors,
Diedre J. Gray
Senior Vice President, General Counsel
and Chief Administrative Officer, Secretary

December 8, 2016

Admission Ticket
IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on January 26, 2017.
Vote by Internet • Go to www.envisionreports.com/POST • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Annual Meeting Proxy Card
▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE▼
A. Proposals — The Board of Directors recommends a vote FOR the nominees listed in Item No. 1, FOR Item Nos. 2 and 3 and AGAINST Item Nos. 4 and 5.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 – Robert E. Grote	☐	☐	02 – David W. Kemper	☐	☐	03 – Robert V. Vitale	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the fiscal year ending September 30, 2017.	☐	☐	☐	3. Advisory vote on executive compensation.	☐	☐	☐

4. Shareholder proposal concerning a report disclosing risks of caged chickens.	☐	☐	☐	5. Shareholder proposal concerning an independent board chairman.	☐	☐	☐
B. Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C. Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below
Please sign exactly as name appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please provide your FULL title as such.

Date (mm/dd/yyyy) — Please print date below	Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box.
/ /

IMPORTANT
PLEASE VOTE YOUR PROXY CARD TODAY!
YOUR PROMPT RESPONSE WILL SAVE THE EXPENSE OF ADDITIONAL MAILINGS.

IF YOU REQUIRE SPECIAL ARRANGEMENTS TO PARTICIPATE AT THIS MEETING,
PLEASE CONTACT THE COMPANY’S SHAREHOLDER SERVICES DEPARTMENT AT (314) 644-7626 PRIOR TO THE MEETING.

FOR PRE-REGISTRATION, PLEASE SIGN BELOW.
PRESENT THIS CARD AT THE ENTRANCE TO THE MEETING ROOM.

POST HOLDINGS, INC.
2017 ANNUAL MEETING OF SHAREHOLDERS

THE RITZ-CARLTON, ST. LOUIS
100 CARONDELET PLAZA
ST. LOUIS, MISSOURI 63105
Thursday, January 26, 2017 at 9:00 a.m.
SIGNATURE _______________________________________________
Upon arrival, please present this admission ticket and photo identification at the registration desk.

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

PROXY/VOTING INSTRUCTION CARD — POST HOLDINGS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF POST HOLDINGS, INC.
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 26, 2017
THE RITZ-CARLTON, ST. LOUIS, 100 CARONDELET PLAZA, ST. LOUIS, MISSOURI 63105

The undersigned appoints Jeff A. Zadoks and Diedre J. Gray, and each of them, lawful attorneys and proxies of the undersigned, with power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Post Holdings, Inc., to be held on Thursday, January 26, 2017 at 9:00 a.m., local time, and at any adjournment or postponement thereof, and to vote in accordance with the instructions on the reverse side, shares of Common Stock of the Company which the undersigned is entitled to vote.

Trustee’s Authorization. The undersigned also authorizes Vanguard Fiduciary Trust Company to vote any shares of Common Stock of the Company credited to the undersigned’s account under the Post Holdings, Inc. Savings Investment Plan at the Annual Meeting of Shareholders in accordance with the instructions on the reverse side.

THE PROXIES ARE DIRECTED TO VOTE AS SPECIFIED ON THE REVERSE SIDE AND IN THEIR DISCRETION ON ALL OTHER MATTERS COMING BEFORE THE MEETING. IF NO DIRECTION IS MADE, THE PROXIES WILL VOTE “FOR” ALL NOMINEES LISTED ON THE REVERSE SIDE, “FOR” ITEM NOS. 2 AND 3 AND “AGAINST” ITEM NOS. 4 AND 5.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
IMPORTANT-PLEASE SIGN AND DATE ON THE REVERSE SIDE.
RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE;
NO POSTAGE NECESSARY.

(Continued and to be dated and signed on reverse side.)

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒
Annual Meeting Proxy Card
▼FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE▼
A. Proposals — The Board of Directors recommends a vote FOR the nominees listed in Item No. 1, FOR Item Nos. 2 and 3 and AGAINST Item Nos. 4 and 5.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 – Robert E. Grote	☐	☐	02 – David W. Kemper	☐	☐	03 – Robert V. Vitale	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the fiscal year ending September 30, 2017.	☐	☐	☐	3. Advisory vote on executive compensation.	☐	☐	☐

4. Shareholder proposal concerning a report disclosing risks of caged chickens.	☐	☐	☐	5. Shareholder proposal concerning an independent board chairman.	☐	☐	☐

B. Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below
Please sign exactly as name appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please provide your FULL title as such.

Date (mm/dd/yyyy) — Please print date below	Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box.
/ /

▼FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE▼

PROXY/VOTING INSTRUCTION CARD — POST HOLDINGS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF POST HOLDINGS, INC.
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 26, 2017
THE RITZ-CARLTON, ST. LOUIS, 100 CARONDELET PLAZA, ST. LOUIS, MISSOURI 63105

The undersigned appoints Jeff A. Zadoks and Diedre J. Gray, and each of them, lawful attorneys and proxies of the undersigned, with power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Post Holdings, Inc., to be held on Thursday, January 26, 2017 at 9:00 a.m., local time, and at any adjournment or postponement thereof, and to vote in accordance with the instructions on the reverse side, shares of Common Stock of the Company which the undersigned is entitled to vote.

Trustee’s Authorization. The undersigned also authorizes Vanguard Fiduciary Trust Company to vote any shares of Common Stock of the Company credited to the undersigned’s account under the Post Holdings, Inc. Savings Investment Plan at the Annual Meeting of Shareholders in accordance with the instructions on the reverse side.

THE PROXIES ARE DIRECTED TO VOTE AS SPECIFIED ON THE REVERSE SIDE AND IN THEIR DISCRETION ON ALL OTHER MATTERS COMING BEFORE THE MEETING. IF NO DIRECTION IS MADE, THE PROXIES WILL VOTE “FOR” ALL NOMINEES LISTED ON THE REVERSE SIDE, “FOR” ITEM NOS. 2 AND 3 AND “AGAINST” ITEM NOS. 4 AND 5.
IMPORTANT-PLEASE SIGN AND DATE ON THE REVERSE SIDE.
RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE;
NO POSTAGE NECESSARY.

(Continued and to be dated and signed on reverse side.)